Exhibit 99(c)

Complete Revised Management’s Discussion and Analysis and Consolidated Financial Statements from the 2007 Form 10-K. Financial Statements in this Exhibit are Now Our Historical Financial Statements (Pages 1-78)

Exhibit 99(c)

Complete Revised Management’s Discussion and Analysis and Consolidated Financial Statements from the 2007 Form 10-K. Financial Statements in this Exhibit are Now Our Historical Financial Statements

(Pages 1-78)

TABLE OF CONTENTS

		Page

PART I

Item 1.	Business	2

PART II

Item 6.	Selected Financial Data	8
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	8
Item 8.	Financial Statements and Supplementary Data	34

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PART I

Item 1. Business.

General Electric Capital Corporation

General Electric Capital Corporation (GE Capital or GECC) was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. All of our outstanding common stock is owned by General Electric Capital Services, Inc. (GE Capital Services or GECS), formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly-owned, directly or indirectly, by General Electric Company (GE Company or GE). Financing and services offered by GE Capital are diversified, a significant change from the original business of GE Capital, which was, financing distribution and sale of consumer and other GE products. Currently, GE manufactures few of the products financed by GE Capital.

We operate in five segments described below. These operations are subject to a variety of regulations in their respective jurisdictions. Our services are offered primarily in North America, Europe and Asia.

Our principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT, 06828-0001. At December 31, 2007, our employment totaled approximately 80,500.

Our financial information, including filings with the U.S. Securities and Exchange Commission (SEC), is available at www.ge.com/secreports. Copies are also available, without charge, from GE Corporate Investor Communications, 3135 Easton Turnpike, Fairfield, CT, 06828-0001. Reports filed with the SEC may be viewed at www.sec.gov or obtained at the SEC Public Reference Room in Washington, D.C. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. References to our website addressed in this report are provided as a convenience and do not constitute, or should be viewed as, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this report.

Operating Segments

As described in our Form 8-K filed July 25, 2008, GE, our ultimate parent, reorganized its businesses effective July 25, 2008. GE believes that this new organizational structure simplifies the company and aligns businesses for growth and efficiency.

GE’s five operating segments as of July 25, 2008, were as follows:

•
GE Technology Infrastructure – the combination of GE’s previous Healthcare segment, the Aviation and Transportation businesses of our previous GE Infrastructure segment and the Enterprise Solutions business of GE’s previous Industrial Products segment

•
GE Energy Infrastructure – the combination of GE’s Energy (including GE’s motors business which was previously reported in GE’s Industrial Products segment), Oil & Gas and Water & Process Technologies businesses of our previous GE Infrastructure segment

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•
GE Capital Finance – the combination of our previous GE Commercial Finance and GE Money segments and the Aviation Financial Services, Transportation Finance and Energy Financial Services businesses of our previous GE Infrastructure segment

•	GE NBC Universal – unchanged

•	GE Consumer & Industrial – the GE Consumer & Industrial business (excluding the motors business) of GE’s previous Industrial Products segment

As a result of our ultimate parent’s reorganization, our chief executive officer also reorganized our businesses into five operating segments based upon how our management allocates resources and assesses performance as follows:

•	Commercial Lending and Leasing (CLL) – our previous GE Commercial Finance segment less our Real Estate business

•	Real Estate – unchanged, previously reported in our GE Commercial Finance segment

•	GE Money – unchanged

•	GECAS – the combination of Aviation Financial Services and Transportation Finance, previously reported in our GE Infrastructure segment

•	Energy Financial Services – previously reported in our GE Infrastructure segment

A summary description of each of our operating segments follows.

We will also continue our longstanding practice of providing supplemental information for certain businesses within the segments.

During the fourth quarter of 2007, we transferred the Equipment Services business from our previous GE Industrial Products segment to the CLL segment, where a portion of the business is reported in Capital Solutions.

CLL

CLL (39.4%, 43.6% and 45.4% of total GECC revenues in 2007, 2006 and 2005, respectively) offers a broad range of financial services worldwide. We have particular mid-market expertise, and offer loans, leases and other financial services to customers, including manufacturers, distributors and end-users for a variety of equipment and major capital assets. These assets include industrial-related facilities and equipment; vehicles; corporate aircraft; and equipment used in many industries, including the construction, manufacturing, transportation, telecommunications and healthcare industries.

During 2007, we made a number of acquisitions, the most significant of which were Trustreet Properties, Inc., Diskont und Kredit AG and Disko Leasing GmbH (DISKO) and ASL Auto Service-Leasing GmbH (ASL), the leasing businesses of KG Allgemeine Leasing GmbH & Co., and Sanyo Electric Credit Co., Ltd.

We operate in a highly competitive environment. Our competitors include commercial banks, investment banks, leasing companies, financing companies associated with manufacturers, and independent finance companies. Competition related to our lending and leasing operations is based on price, that is interest rates and fees, as well as deal structure and terms. Profitability is affected not only by broad economic conditions that affect customer credit quality and the availability and cost of capital, but also by successful management of credit risk, operating risk and

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market risks such as interest rate and currency exchange risks. Success requires high quality risk management systems, customer and industry specific knowledge, diversification, service and distribution channels, strong collateral and asset management knowledge, deal structuring expertise and the ability to reduce costs through technology and productivity.

Our headquarters are in Norwalk, Connecticut with offices throughout North America, Europe, Asia and Latin America.

For further information about revenues, segment profit and total assets for CLL, see the Segment Operations section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and note 17.

Capital Solutions

Capital Solutions offers a broad range of financial services worldwide, and has particular mid-market expertise, offering loans, leases, inventory finance, transport solutions and other financial services to customers, including manufacturers, dealers and end-users for a variety of equipment and major capital assets. These assets include retail facilities; vehicles; corporate aircraft; and equipment used in many industries, including the construction, transportation, technology, and manufacturing industries.

Real Estate

Real Estate (10.4%, 8.6% and 6.8% of total GECC revenues in 2007, 2006 and 2005, respectively) offers a comprehensive range of capital and investment solutions, including equity capital for acquisition or development, as well as fixed and floating rate mortgages for new acquisitions or re-capitalizations of commercial real estate worldwide. Our business finances, with both equity and loan structures, the acquisition, refinancing and renovation of office buildings, apartment buildings, retail facilities, parking facilities and industrial properties. Our typical real estate loans are intermediate term, may be either senior or subordinated, fixed or floating-rate, and are secured by existing income-producing commercial properties. Certain of our originations of low loan-to-value loans are conducted for term securitization within one year; certain of our equity investments, including properties we acquire for investment, are sold under favorable market conditions. We invest in, and provide restructuring financing for, portfolios of mortgage loans, limited partnerships and tax-exempt bonds.

In the normal course of our business operations, we sell certain real estate equity investments when it is economically advantageous for us to do so. However, as real estate values are affected by certain forces beyond our control (e.g., market fundamentals and demographic conditions), it is difficult to predict with certainty the level of future sales or sales prices. Rental income generally approximates operating expenses, which include depreciation and amortization.

We operate in a highly competitive environment. Our competitors include banks, financial institutions, real estate companies, real estate investment funds and other financial companies. Competition in our equity investment business is primarily based on price, and competition in our lending business is primarily based on interest rates and fees, as well as deal structure and terms. As we compete globally, our success is sensitive to the economic and political environment of each country in which we do business.

Our headquarters are in Norwalk, Connecticut with offices throughout North America, Mexico, Europe, Australia and Asia.

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For further information about revenues, segment profit and total assets for Real Estate, see the Segment Operations section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and note 17.

GE Money

GE Money (37.0%, 33.9% and 32.8% of total GECC revenues in 2007, 2006 and 2005, respectively) is a leading provider of financial services to consumers and retailers in over 50 countries around the world. We offer a full range of innovative financial products to suit customers’ needs. These products include private-label credit cards; personal loans; bank cards; auto loans and leases; mortgages; debt consolidation; home equity loans; corporate travel and purchasing cards; deposit and other savings products; and small and medium enterprise lending on a global basis.

In December 2007, we sold our U.S. mortgage business (WMC). In September 2007, we committed to a plan to sell our Japanese personal loan business (Lake). During the second quarter of 2008, we committed to sell GE Money Japan, which is comprised of Lake and our Japanese mortgage and card businesses, excluding our minority ownership in GE Nissen Credit Co., Ltd. During the third quarter of 2008, we completed the sale of GE Money Japan.

In 2007, as part of our continued global expansion, we made a number of acquisitions, the most significant of which was a 33% stake in Bank of Ayudhya and private label credit card portfolios of Chevron and Lowe’s.

Our operations are subject to a variety of bank and consumer protection regulations. Further, a number of countries have ceilings on rates chargeable to consumers in financial service transactions. We are subject to competition from various types of financial institutions including commercial banks, leasing companies, consumer loan companies, independent finance companies, manufacturers’ captive finance companies, and insurance companies. Industry participants compete on the basis of price, servicing capability, promotional marketing, risk management, and cross selling. The markets in which we operate are also subject to the risks from fluctuations in retail sales, interest and currency exchange rates, and the consumer’s capacity to repay debt.

Our headquarters are currently in London, England and our operations are located in North America, South America, Europe, Australia and Asia.

For further information about revenues, segment profit and total assets for GE Money, see the Segment Operations section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and note 17.

GECAS

GECAS (7.2%, 7.6% and 7.3% of total GECC revenues in 2007, 2006 and 2005, respectively) is a global leader in commercial aircraft leasing and finance, delivering fleet and financing solutions for commercial aircraft. Our airport financing and development unit provides debt and equity solutions for airport acquisition, construction and expansion; project finance for airport facilities including terminals, cargo facilities and parking structures; and consulting services focusing on the development and investment in regional airports and terminals. GECAS also offers a wide array of products including leases, debt and equity investment to the global transportation industry (marine, rail and intermodal).

We operate in a highly competitive environment. Our competitors include aircraft manufacturers, banks, financial institutions, equity investors, and other finance and leasing companies. Competition is based on lease rate financing terms, aircraft delivery dates, condition and availability, as well as available capital demand for financing.

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Our headquarters are in Stamford, Connecticut and Shannon, Ireland with offices throughout North America, Europe, Middle East, Asia and South America.

For further information about revenues, segment profit and total assets for GECAS, see the Segment Operations section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and note 17.

Energy Financial Services

Energy Financial Services (3.6%, 2.9% and 2.6% of total GECC revenues in 2007, 2006 and 2005, respectively) offers structured equity, debt, leasing, partnership financing, project finance and broad-based commercial finance to the global energy and water industries and invests in operating assets in these industries.

During 2007, we acquired a controlling interest in Regency Energy Partners LP, a midstream master limited partnership engaged in the gathering, processing, transporting and marketing of natural gas and gas liquids.

We operate in a highly competitive environment. Our competitors include banks, financial institutions, energy and water companies, and other finance and leasing companies. Competition is primarily based on price, that is interest rates and fees, as well as deal structure and terms. As we compete globally, our success is sensitive to the economic and political environment of each country in which we do business.

Our headquarters are in Stamford, Connecticut with offices throughout North America, Europe, Asia and the Middle East.

For further information about revenues, segment profit and total assets for Energy Financial Services, see the Segment Operations section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and note 17.

Discontinued Operations

Discontinued operations comprised GE Money Japan; WMC; GE Life, our U.K.-based life insurance operation; and Genworth Financial, Inc. (Genworth), our formerly wholly-owned subsidiary that conducted most of our consumer insurance business, including life and mortgage insurance operations.

For further information about Discontinued Operations, see the Segment Operations section of Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and note 2.

Regulations and Competition

Our activities are subject to a variety of U.S. federal and state regulations including, at the federal level, the Consumer Credit Protection Act, the Equal Credit Opportunity Act and certain regulations issued by the Federal Trade Commission. A majority of states have ceilings on rates chargeable to customers on retail loan transactions, installment loans and revolving credit financing. Our insurance activities are regulated by various state insurance commissions and non-U.S. regulatory authorities. We are a unitary diversified savings and loan holding company by virtue of owning a federal savings bank in the U.S.; as such, we are subject to holding company supervision by the Office of Thrift Supervision. Our global operations are subject to regulation in their respective jurisdictions. To date, compliance with such regulations has not had a material adverse effect on our financial position or results of operations.

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The businesses in which we engage are highly competitive. We are subject to competition from various types of financial institutions, including banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies, finance companies associated with manufacturers and insurance and reinsurance companies.

Business and Economic Conditions

Our businesses are generally affected by general business and economic conditions in countries in which we conduct business. When overall economic conditions deteriorate in those countries, there generally are adverse effects on our operations, although those effects are dynamic and complex. For example, a downturn in employment or economic growth in a particular national or regional economy will generally increase the pressure on customers, which generally will result in deterioration of repayment patterns and a reduction in the value of collateral. However, in such a downturn, demand for loans and other products and services we offer may actually increase. Interest rates, another macro-economic factor, are important to our businesses. In the lending and leasing businesses, higher real interest rates increase our cost to borrow funds, but also provide higher levels of return on new investments. For our operations, such as the insurance activities, that are linked less directly to interest rates, rate changes generally affect returns on investment portfolios.

Forward-Looking Statements

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest and exchange rates, commodity and equity prices and the value of financial assets; continued volatility and further deterioration of the capital markets; the commercial and consumer credit environment; the impact of regulation and regulatory, investigative and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We have not updated our forward-looking statements made as of the original filing date of our Annual Report on Form 10-K for the year ended December 31, 2007, to account for subsequent events.

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PART II

Item 6. Selected Financial Data.

The following selected financial data should be read in conjunction with our financial statements and the related Notes to Consolidated Financial Statements.

(In millions)	2007	2006	2005	2004	2003

Revenues	$66,999	$57,482	$51,061	$47,497	$40,119
Earnings from continuing operations
before accounting changes	11,946	10,095	8,428	7,568	5,900
Earnings (loss) from discontinued operations,
net of taxes	(2,131)	291	1,498	1,022	1,884
Earnings before accounting changes	9,815	10,386	9,926	8,590	7,784
Net earnings	9,815	10,386	9,926	8,590	7,445
Shareowner’s equity	61,230	56,585	50,190	54,038	46,722
Short-term borrowings	186,769	168,893	149,669	147,279	146,847
Long-term borrowings	309,231	256,804	206,188	201,370	162,518
Return on average shareowner’s equity(a)	20.3%	19.2%	17.2%	16.7%	14.3%
Ratio of earnings to fixed charges	1.56	1.63	1.66	1.82	1.72
Ratio of debt to equity	8.10:1	7.52:1	7.09:1	6.45:1	6.62:1
Financing receivables – net	$378,467	$322,244	$277,108	$270,648	$236,379
Total assets	620,732	544,255	475,259	566,984	506,778

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Represents earnings from continuing operations before accounting changes divided by average total shareowner’s equity, excluding effects of discontinued operations (on an annual basis, calculated using a five-point average). Average total shareowner’s equity, excluding effects of discontinued operations, as of the end of each of the years in the five-year period ended December 31, 2007, is described in the Supplemental Information section.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Operations

In the accompanying analysis of financial information, we sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission (SEC) rules. For such measures, we have provided supplemental explanations and reconciliations in the Supplemental Information section.

We present Management’s Discussion of Operations in four parts: Overview of Our Earnings from 2005 through 2007, Global Risk Management, Segment Operations and Geographic Operations. Unless otherwise indicated, we refer to captions such as revenues and earnings from continuing operations simply as “revenues” and “earnings” throughout this Management’s Discussion and Analysis. Similarly, discussion of other matters in our consolidated financial statements relates to continuing operations unless otherwise indicated.

Overview of Our Earnings from 2005 through 2007

Our results for the last three years reflect our strategy to strengthen our position as a worldwide growth company operating in diverse industries in which we maintain strong market-leader positions. During these three years, we increased revenues through organic growth and reallocated resources from nonstrategic operations to businesses that provide higher returns. As a result, over the last three years our revenues grew 31% and earnings, 42%. Emerging markets continued to provide us opportunities to grow as evidenced by a 42% increase in global revenues during this period. We also experienced a weaker U.S. dollar and rising energy cost during this period.

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Our debt continues to receive the highest ratings of the major rating agencies and has allowed us to consistently fund our operations in an efficient manner even through this difficult credit environment.

The information that follows will show how our global diversification and risk management strategies have helped us to grow revenues and earnings. We also believe that the disposition of our less strategic businesses, our restructuring actions and our investment in businesses with strong growth potential position us well for the future.

Commercial lending and leasing (CLL) (43% and 32% of total three-year revenues and total segment profit, respectively) is a large, profitable growth business in which we continue to invest with confidence. In a competitive environment, this business grew earnings by $0.2 billion and $0.3 billion in 2007 and 2006, respectively, and has delivered strong results through solid core growth, disciplined risk management and successful acquisitions. The most significant acquisitions affecting CLL results in 2007 were the custom fleet business of National Australia Bank Ltd.; Sanyo Electric Credit Co., Ltd.; and Diskont und Kredit AG and Disko Leasing GmbH (DISKO) and ASL Auto Service-Leasing GmbH (ASL), the leasing businesses of KG Allgemeine Leasing GmbH & Co. These acquisitions collectively contributed $1.4 billion and $0.2 billion to 2007 revenues and net earnings, respectively. During the first half of 2007, CLL faced margin compression as a decline in market risk premiums for new financing opportunities outpaced the decline in cost of our investment grade debt. In the second half of 2007, CLL was able to capitalize on markets in transition, using its size, liquidity and financial flexibility for opportunistic originations, taking advantage of the liquidity conditions with which certain competitors contended. CLL is well positioned for growth in 2008 and beyond.

Real Estate (9% and 17% of total three-year revenues and total segment profit, respectively) has over $79 billion in assets, and is one of the world’s pre-eminent providers of commercial real estate capital and services. In an environment of declining real estate prices, foreclosures and tightening credit conditions, this business grew earnings by $0.4 billion in 2007 and $0.6 billion in 2006 delivering these results through disciplined risk management.

GE Money (35% and 32% of total three-year revenues and total segment profit, respectively) continues to succeed despite the slowing U.S. economy, tightening credit conditions and limited liquidity. GE Money grew earnings by $1.0 billion and $0.7 billion in 2007 and 2006, respectively, and has delivered strong results through solid core growth, disciplined risk management and successful acquisitions. In mid-2007, as a result of pressures in the U.S. subprime mortgage industry, GE Money decided to sell its U.S. mortgage business (WMC). This liquidity-challenged environment in which GE Money operates continues to cause issues for some of its U.S. customers, and U.S. delinquencies increased in 2007. In response, GE Money tightened underwriting standards related to the U.S. consumer. GE Money will continue its process of regularly reviewing and adjusting reserve levels in response to when it is probable that losses have been incurred in the portfolio.

GECAS (7% and 11% of total three-year revenues and total segment profit, respectively) is a global leader in commercial aircraft leasing and finance, that continues to succeed despite a slowing economy, tightening credit conditions and an airline industry that has been disrupted by bankruptcies and higher fuel costs. In a competitive environment, this business grew earnings $0.4 billion since 2005, delivering these results through solid core growth and disciplined risk management. At December 31, 2007, we owned 1,479 commercial aircraft, of which all but five were on lease, and we held $20.0 billion (list price) of multiple-year orders for various Boeing, Airbus and other aircraft, including 75 aircraft ($5.1 billion list price) scheduled for delivery in 2008, all under agreement to commence operations with commercial airline customers.

Energy Financial Services (3% and 6% of total three-year revenues and total segment profit, respectively) has over $18 billion in energy and water investments, often financed for 20 to 30 year terms, with over 20% of the

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assets held outside of the U.S. One of the fastest growth areas for Energy Financial Services over the past three years has been investment in renewable energy, primarily wind.  In addition, in 2007, Energy Financial Services acquired a controlling interest in Regency Energy Partners LP, a midstream master limited partnership engaged in the gathering, processing, contract compression, marketing and transporting of natural gas and natural gas liquids. Worldwide demand for capital to finance the energy and water industries is expected to continue to grow in both the developed and emerging markets. Energy Financial Services’ 25-year history, coupled with GE’s more than 100 years of energy operational and technical insights, offer a unique combination of financial and intellectual capital to help our customers and GE grow.

Overall, acquisitions contributed $3.6 billion, $2.0 billion and $2.8 billion to total revenues in 2007, 2006 and 2005, respectively. Our earnings included approximately $0.2 billion, $0.3 billion and $0.3 billion in 2007, 2006 and 2005, respectively, from acquired businesses. We integrate acquisitions as quickly as possible. Only revenues and earnings from the date we complete the acquisition through the end of the fourth following quarter are attributed to such businesses. Dispositions also affected our ongoing results through lower revenues of $2.8 billion, $0.5 billion and $1.4 billion in 2007, 2006 and 2005, respectively. This resulted in lower earnings of $0.1 billion in 2007 and 2006, compared with $0.4 billion in 2005.

Significant matters relating to our Statement of Earnings are explained below.

Discontinued Operations

In September 2007, we committed to a plan to sell our Japanese personal loan business (Lake) upon determining that, despite restructuring, Japanese regulatory limits for interest charges on unsecured personal loans did not permit us to earn an acceptable return. During the second quarter of 2008, we committed to sell GE Money Japan, which is comprised of Lake and our Japanese mortgage and card businesses, excluding our minority ownership in GE Nissen Credit Co., Ltd., resulting in the addition of our Japanese mortgage and card businesses to discontinued operations. Subsequent to the end of the second quarter of 2008, we reached an agreement to sell these businesses and completed the sale during the third quarter of 2008. This business was previously reported in the GE Money segment.

In December 2007, we completed the exit of WMC as a result of continued pressures in the U.S. subprime mortgage industry.

In 2006, we substantially completed our planned exit of the insurance businesses through the sale of GE Life, our U.K.-based life insurance operation, to Swiss Reinsurance Company (Swiss Re), and the sale, through a secondary public offering, of our remaining 18% investment in Genworth Financial, Inc. (Genworth), our formerly wholly-owned subsidiary that conducted most of our consumer insurance business, including life and mortgage insurance operations.

We reported the businesses described above as discontinued operations for all periods presented.

Interest on borrowings amounted to $22.3 billion, $17.5 billion and $13.8 billion in 2007, 2006 and 2005, respectively. Changes over the three-year period reflected increased average borrowings and increased interest rates attributable to rising credit spreads in line with general market conditions. Our average borrowings were $448.2 billion, $381.5 billion and $338.1 billion in 2007, 2006 and 2005, respectively. Our average composite effective interest rate was 5.0% in 2007, 4.6% in 2006 and 4.1% in 2005. Proceeds of these borrowings were used in part to finance asset growth and acquisitions. In 2007, our average assets of $570.7 billion were 19% higher than in 2006, which in turn were 10% higher than in 2005. See the Financial Resources and Liquidity section for a discussion of interest rate risk management.

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Income taxes are a significant cost. As a global commercial enterprise, our tax rates are affected by many factors, including our global mix of earnings, legislation, acquisitions, dispositions and tax characteristics of our income. Our tax returns are routinely audited and settlements of issues raised in these audits sometimes affect our tax provisions.

Our effective tax rate was 5.8% in 2007, compared with 10.3% in each of the years 2006 and 2005. Our income tax rate decreased from 2006 to 2007 as the tax benefit on the disposition of our investment in SES and growth in lower-taxed global earnings, which decreased our effective tax rate 4.3 and 2.1 percentage points, respectively, were partially offset by the absence of the 2006 benefit of the reorganization, discussed below, of our aircraft leasing business which increased the rate 1.2 percentage points.

Our 2006 rate was about the same as 2005 as a smaller benefit on the reorganization of our aircraft leasing business was substantially offset by lower net tax expense related to U.S. and non-U.S. audit activity, increased benefits from growth in lower-taxed earnings from global operations and the disposal of an investment in an associated company. The lower benefits on the reorganization of our aircraft leasing business (2.3 percentage points) and the increased benefits from lower-taxed earnings from global operations (0.5 percentage points) are included in the line, “Tax on global activities including exports” in note 13.

As a result of the repeal of the extraterritorial income (ETI) taxing regime as part of the American Jobs Creation Act of 2004 (the Act), our aircraft leasing business no longer qualifies for a reduced U.S. tax rate. However, the Act also extended to aircraft leasing the U.S. tax deferral benefits that were already available to other GE non-U.S. active operations. These legislative changes, coupled with a reorganization of our aircraft leasing business and a favorable Irish ruling, decreased our effective tax rate 1.2 percentage points in 2006, compared with 3.5 percentage points in 2005.

Global Risk Management

A disciplined approach to risk is important in a diversified organization such as ours in order to ensure that we are executing according to our strategic objectives and that we only accept risk for which we are adequately compensated. It is necessary for us to manage risk at the individual transaction level, and to consider aggregate risk at the customer, industry, geographic and collateral-type levels, where appropriate.

Our Board of Directors oversees the risk management process, and approves all significant acquisitions and dispositions as well as borrowings and investments. All participants in the risk management process must comply with approval limits established by the Board.

The Chief Risk Officer is responsible, with the Corporate Risk Function, for establishing standards for the measurement, reporting and limiting of risk; for managing and evaluating risk managers; for approving risk management policies; and for reviewing major risk exposures and concentrations across the organization. Our Corporate Risk Function analyzes certain business risks and assesses them in relation to aggregate risk appetite and approval limits set by our Board of Directors.

Threshold responsibility for identifying, quantifying and mitigating risks is assigned to our individual businesses. We employ proprietary analytic models to allocate capital to our financing activities, to identify the primary sources of risk and to measure the amount of risk we will take for each product line. This approach allows us to develop early signals that monitor changes in risk affecting portfolio performance and actively manage the portfolio. Other corporate functions such as Financial Planning and Analysis, Treasury, Legal and our Corporate Audit Staff support business-level risk management. Businesses that, for example, hedge financial risk with derivative financial instruments must do so using our centrally managed Treasury function, providing assurance that

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the business strategy complies with our corporate policies and achieves economies of scale. We review risks periodically with business-level risk managers, senior management and our Board of Directors.

We employ about 19,000 dedicated risk professionals, including 11,500 involved in collection activities and 500 specialized asset managers who evaluate leased asset residuals and remarket off-lease equipment.

We manage a variety of risks including liquidity, credit and market risks.

•
Liquidity risk is the risk of being unable to accommodate liability maturities, fund asset growth and meet contractual obligations through access to funding at reasonable market rates. Additional information about our liquidity and how we manage this risk can be found in the Financial Resources and Liquidity section and in notes 11 and 18.

•
Credit risk is the risk of financial loss arising from a customer or counterparty failure to meet its contractual obligations. We face credit risk in our investing, lending and leasing activities (see the Financial Resources and Liquidity and Critical Accounting Estimates sections and notes 1, 5, 6, 7 and 20) and derivative financial instruments activities (see note 18).

•
Market risk is the potential loss in value of investment and other asset and liability portfolios, including financial instruments and residual values of leased assets. This risk is caused by changes in market variables, such as interest and currency exchange rates and equity and commodity prices. We are exposed to market risk in the normal course of our business operations as a result of our ongoing investing and funding activities. Additional information can be found in the Financial Resources and Liquidity section and in notes 5, 6, 8 and 18.

Other risks include natural disasters, availability of necessary materials, guarantees of product performance and business interruption. These types of risks are often insurable, and success in managing these risks is ultimately determined by the balance between the level of risk retained or assumed and the cost of transferring risk to others.

Segment Operations

Operating segments comprise our five businesses focused on the broad markets they serve: CLL, Real Estate, GE Money, GECAS and Energy Financial Services. The Chairman allocates resources to, and assesses the performance of, these five businesses. We also provide a one-line reconciliation to GECC-only results, the most significant component of these reconciliations is the exclusion of the results of businesses which are not subsidiaries of GECC but instead are direct subsidiaries of GECS. In addition to providing information on GECS segments in their entirety, we have also provided supplemental information for the Capital Solutions business within the CLL segment for greater clarity. Our Chairman does not separately assess the performance of, or allocate resources to, this business.

GECC corporate items and eliminations include the effects of eliminating transactions between operating segments; results of our insurance activities remaining in continuing operations; underabsorbed corporate overhead; certain non-allocated amounts determined by the Chairman; and a variety of sundry items. GECC corporate items and eliminations is not an operating segment. Rather, it is added to operating segment totals to reconcile to consolidated totals on the financial statements.

Segment profit is determined based on internal performance measures used by the Chairman to assess the performance of each business in a given period. In connection with that assessment, the Chairman may exclude

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matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs;certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.

Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations and accounting changes. Segment profit includes interest and other financial charges and income taxes, which we sometimes refer to as “net earnings”.

We have reclassified certain prior-period amounts to conform to the current period’s presentation. For additional information about our segments, see Item 1, Business and note 17.

Summary of Operating Segments

(In millions)	2007	2006	2005

Revenues
CLL(a)	$27,267	$25,833	$23,781
Real Estate	7,021	5,020	3,492
GE Money	24,769	19,508	16,754
GECAS	4,839	4,353	3,695
Energy Financial Services	2,405	1,664	1,349
Total segment revenues	66,301	56,378	49,071
GECC corporate items and eliminations	1,661	1,929	2,608
Less portion of revenues not included in GECC	(963)	(825)	(618)
Total revenues in GECC	$66,999	$57,482	$51,061

Segment profit
CLL(a)	$3,801	$3,503	$3,252
Real Estate	2,285	1,841	1,282
GE Money	4,269	3,231	2,452
GECAS	1,211	1,174	829
Energy Financial Services	677	648	599
Total segment profit	12,243	10,397	8,414
GECC corporate items and eliminations(b)	192	55	305
Less portion of revenues not included in GECC	(489)	(357)	(291)
Earnings in GECC from continuing operations	11,946	10,095	8,428
Earnings (loss) in GECC from discontinued operations, net of taxes	(2,131)	291	1,498
Total net earnings in GECC	$9,815	$10,386	$9,926

(a)
During the fourth quarter of 2007, we transferred the Equipment Services business from the previous GE Industrial Products segment to the CLL segment, where a portion of the business is reported in Capital Solutions.

(b)	Included restructuring and other charges for 2007 of $0.4 billion related to CLL ($0.2 billion), primarily business exits and GE Money ($0.1 billion), primarily portfolio exits.

See accompanying notes to consolidated financial statements.

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CLL

(In millions)	2007	2006	2005

Revenues	$27,267	$25,833	$23,781
Less portion of CLL not included in GECC	(883)	(758)	(618)
Total revenues in GECC	$26,384	$25,075	$23,163

Segment profit	$3,801	$3,503	$3,252
Less portion of CLL not included in GECC	(400)	(270)	(282)
Total segment profit in GECC	$3,401	$3,233	$2,970

December 31 (In millions)	2007	2006

Total assets	$229,608	$197,596
Less portion of CLL not included in GECC	(3,174)	3,980
Total assets in GECC	$226,434	$201,576

(In millions)	2007	2006	2005

Revenues
Capital Solutions	$14,354	$14,169	$13,162

Segment profit
Capital Solutions	$1,889	$1,789	$1,522

December 31 (In millions)	2007	2006

Total assets
Capital Solutions	$122,527	$100,882

CLL 2007 revenues and net earnings increased 6% and 9%, respectively, compared with 2006. Revenues in 2007 and 2006 included $2.1 billion and $0.1 billion from acquisitions, respectively, and in 2007 were reduced by $2.7 billion as a result of dispositions. Revenues in 2007 also increased $1.9 billion as a result of organic revenue growth ($1.2 billion) and the weaker U.S. dollar ($0.7 billion). The increase in net earnings resulted from acquisitions ($0.2 billion), core growth ($0.1 billion) and the weaker U.S. dollar ($0.1 billion), partially offset by dispositions ($0.1 billion). Core growth included $0.5 billion representing the total year’s tax benefit on the disposition of our investment in SES, partially offset by $0.2 billion of higher credit losses and $0.1 billion in charges related to mark-to-market adjustments to loans held-for-sale. Investment income included higher SES gains ($0.1 billion) offset by impairments of securitization retained interests ($0.1 billion).

CLL 2006 revenues and net earnings increased 9% and 8%, respectively, compared with 2005. Revenues in 2006 and 2005 included $1.0 billion and $0.1 billion from acquisitions, respectively, and in 2006 were reduced by $0.1 billion as a result of dispositions. Revenues in 2006 also increased as a result of organic revenue growth ($1.2 billion) and the second quarter 2006 consolidation of GE SeaCo, an entity previously accounted for using the equity method ($0.2 billion). The increase in net earnings resulted from core growth ($0.2 billion), including growth in lower-taxed earnings from global operations, and acquisitions ($0.1 billion).

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Real Estate

(In millions)	2007	2006	2005

Revenues	$7,021	$5,020	$3,492
Less portion of Real Estate not included in GECC	(71)	(52)	(14)
Total revenues in GECC	$6,950	$4,968	$3,478

Segment profit	$2,285	$1,841	$1,282
Less portion of Real Estate not included in GECC	(36)	(23)	(19)
Total segment profit in GECC	$2,249	$1,818	$1,263

December 31 (In millions)	2007	2006

Total assets	$79,285	$53,786
Less portion of Real Estate not included in GECC	(279)	(291)
Total assets in GECC	$79,006	$53,495

Real Estate 2007 revenues and net earnings increased 40% and 24%, respectively, compared with 2006. Revenues in 2007 included $0.3 billion from acquisitions. Revenues in 2007 also increased $1.8 billion as a result of organic revenue growth ($1.5 billion) and the weaker U.S. dollar ($0.2 billion). Real Estate net earnings increased 24% compared with 2006, primarily as a result of a $0.5 billion increase in net earnings from sales of real estate investments.

Real Estate assets at December 31, 2007, increased $25.5 billion, or 47%, from December 31, 2006, of which $12.6 billion was real estate investments, also up 47%. During 2007, we sold real estate assets with a book value totaling $7.0 billion, which resulted in net earnings of $2.1 billion.

Real Estate 2006 revenues and net earnings both increased 44%, compared with 2005. Revenues in 2006 included $0.3 billion from acquisitions. Revenues in 2006 also increased $1.3 billion as a result of organic revenue growth. Real Estate net earnings increased 44% compared with 2005, primarily as a result of a $0.6 billion increase in net earnings from real estate investments.

Real Estate assets at December 31, 2006, increased $18.5 billion, or 52%, from December 31, 2005, of which $12.4 billion was real estate investments, up 76%. During 2006, we sold real estate assets with a book value totaling $4.2 billion, which resulted in net earnings of $1.4 billion.

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GE Money

(In millions)	2007	2006	2005

Revenues	$24,769	$19,508	$16,754
Less portion of GE Money not included in GECC	–	–	–
Total revenues in GECC	$24,769	$19,508	$16,754

Segment profit	$4,269	$3,231	$2,452
Less portion of GE Money not included in GECC	(47)	(54)	3
Total segment profit in GECC	$4,222	$3,177	$2,455

December 31 (In millions)	2007	2006

Total assets	$209,178	$177,441
Less portion of GE Money not included in GECC	100	955
Total assets in GECC	$209,278	$178,396

GE Money 2007 revenues and net earnings increased 27% and 32%, respectively, compared with 2006. Revenues in 2007 included $0.4 billion from acquisitions. Revenues in 2007 also increased $4.8 billion as a result of organic revenue growth ($3.5 billion) and the weaker U.S. dollar ($1.4 billion). The increase in net earnings resulted primarily from core growth ($0.4 billion), higher securitization income ($0.4 billion) and the weaker U.S. dollar ($0.2 billion). Core growth included growth in lower-taxed earnings from global operations ($0.4 billion) and the sale of part of our Garanti investment ($0.2 billion), partially offset by declines in fair value of retained interests in securitizations ($0.1 billion) and lower results in the U.S. reflecting the effects of higher delinquencies.

GE Money 2006 revenues and net earnings increased 16% and 32%, respectively, compared with 2005. Revenues in 2006 included $0.9 billion from acquisitions. Revenues in 2006 also increased $1.8 billion as a result of organic revenue growth. The increase in net earnings resulted primarily from core growth ($0.5 billion), including growth in lower-taxed earnings from global operations, acquisitions ($0.2 billion) and higher securitizations ($0.1 billion).

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GECAS

(In millions)	2007	2006	2005

Revenues	$4,839	$4,353	$3,695
Less portion of GECAS not included in GECC	(4)	(5)	24
Total revenues in GECC	$4,835	$4,348	$3,719

Segment profit	$1,211	$1,174	$829
Less portion of GECAS not included in GECC	(4)	(4)	15
Total segment profit in GECC	$1,207	$1,170	$844

December 31 (In millions)	2007	2006

Total assets	$47,189	$46,925
Less portion of GECAS not included in GECC	(219)	(270)
Total assets in GECC	$46,970	$46,655

GECAS 2007 revenues and net earnings increased 11% and 3%, respectively, compared with 2006.  The increase in revenues resulted primarily from organic revenue growth ($0.4 billion) and acquisitions ($0.1 billion).  The increase in net earnings resulted primarily from core growth.

GECAS 2006 revenues and net earnings increased 18% and 42%, respectively, compared with 2005.  The increase is primarily as a result of organic revenue growth ($0.6 billion).  The increase in net earnings resulted primarily from core growth ($0.3 billion), including growth in lower-taxed earnings from global operations that were more than offset by lower one-time benefits from our aircraft leasing business reorganization.

Energy Financial Services

(In millions)	2007	2006	2005

Revenues	$2,405	$1,664	$1,349
Less portion of Energy Financial Services not included in GECC	(5)	(10)	(10)
Total revenues in GECC	$2,400	$1,654	$1,339

Segment profit	$677	$648	$599
Less portion of Energy Financial Services not included in GECC	(2)	(6)	(8)
Total segment profit in GECC	$675	$642	$591

December 31 (In millions)	2007	2006

Total assets	$18,705	$15,252
Less portion of Energy Financial Services not included in GECC	(52)	(37)
Total assets in GECC	$18,653	$15,215

Energy Financial Services 2007 revenues and net earnings increased 45% and 4%, respectively, compared with 2006.  The increase in revenues resulted primarily from acquisitions ($0.6 billion) and organic revenue growth ($0.1 billion). The increase in net earnings resulted primarily from core growth.

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Energy Financial Services 2006 revenues and net earnings increased 23% and 8%, respectively, compared with 2005.  The increase resulted primarily from organic revenue growth ($0.3 billion).  The increase in net earnings resulted primarily from core growth.

Discontinued Operations

(In millions)	2007	2006	2005

Earnings (loss) in GECC from discontinued operations, net of taxes	$(2,131)	$291	$1,498

Discontinued operations comprised GE Money Japan; WMC; GE Life, our U.K.-based life insurance operation; and Genworth, our formerly wholly-owned subsidiary that conducted most of our consumer insurance business, including life and mortgage insurance operations. Results of these businesses are reported as discontinued operations for all periods presented.

In December 2007, we completed the sale of our WMC business for $0.1 billion in cash, recognizing an after-tax loss of $0.1 billion. In connection with the transaction, certain contractual obligations and potential liabilities related to previously sold loans were retained.

In September 2007, we committed to a plan to sell our Lake business and recorded an after-tax loss of $0.9 billion, which represents the difference between the net book value of our Lake business and the projected sale price. During the second quarter of 2008, we committed to sell GE Money Japan, resulting in the addition of our Japanese mortgage and card businesses to discontinued operations. Subsequent to the end of the second quarter of 2008, we reached an agreement to sell these businesses and completed the sale during the third quarter of 2008. In connection with this agreement, and primarily related to our Japanese mortgage and card businesses, we recorded an incremental $0.2 billion impairment loss in the second quarter of 2008.

Loss from discontinued operations, net of taxes, in 2007 was $2.1 billion, reflecting a loss from operations at WMC ($0.9 billion), an estimated after-tax loss on the planned sale of Lake ($0.9 billion), a loss from operations at GE Money Japan ($0.3 billion), and an after-tax loss on sale of our WMC business ($0.1 billion), partially offset by a tax adjustment related to the 2004 initial public offering of Genworth ($0.1 billion).

Earnings from discontinued operations, net of taxes, in 2006 were $0.3 billion, reflecting earnings at GE Money Japan and WMC ($0.3 billion) and Genworth ($0.2 billion), partially offset by a loss at GE Life ($0.2 billion).

Earnings from discontinued operations, net of taxes, in 2005 were $1.5 billion, reflecting earnings at Genworth ($0.9 billion) and GE Money Japan and WMC ($0.6 billion).

For additional information related to discontinued operations, see note 2.

Geographic Operations

Our global activities span all geographic regions and primarily encompass leasing of aircraft and provision of financial services within these regional economies. Thus, when countries or regions experience currency and/or economic stress, we often have increased exposure to certain risks, but also often have new profit opportunities. Potential increased risks include, among other things, higher receivable delinquencies and bad debts, delays or cancellations of sales and orders principally related to aircraft equipment, higher local currency financing costs and slowdown in our established activities. New profit opportunities include, among other things, more opportunities for

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lower cost outsourcing, expansion of our activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

Revenues are classified according to the region to which products and services are sold. For purposes of this analysis, U.S. is presented separately from the remainder of the Americas. We classify certain operations that cannot meaningfully be associated with specific geographic areas as “Other Global” for this purpose.

Global revenues rose 30% to $36.2 billion in 2007, compared with $27.9 billion and $25.4 billion in 2006 and 2005, respectively. Global revenues as a percentage of total revenues were 54% in 2007, compared with 49% and 50% in 2006 and 2005, respectively.

Revenues in the Middle East and Africa grew 37% in 2007, primarily as a result of organic revenue growth at GECAS. Revenues grew 36% in the Pacific Basin, 28% in Europe and 20% in the Americas in 2007, primarily as a result of organic revenue growth, acquisitions and the effects of the weaker U.S. dollar, primarily at Real Estate, CLL and GE Money.

Our global assets on a continuing basis of $361.8 billion at the end of 2007 were 21% higher than at the end of 2006, reflecting core growth, acquisitions and the effects of the weaker U.S. dollar in Europe, the Pacific Basin and the Americas, primarily at Real Estate, CLL and GE Money.

Financial results of our global activities reported in U.S. dollars are affected by currency exchange. We use a number of techniques to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Such principal currencies are the pound sterling, the euro, the Japanese yen and the Canadian dollar.

Financial Resources and Liquidity

This discussion of financial resources and liquidity addresses the Statement of Financial Position, the Statement of Changes in Shareowner’s Equity, the Statement of Cash Flows, Contractual Obligations, Off-Balance Sheet Arrangements, and Debt Instruments, Guarantees and Covenants.

Overview of Financial Position

Major changes in our financial position resulted from the following:

•
We separately reported the assets and liabilities of GE Money Japan and WMC as discontinued operations for all periods presented. As of December 31, 2007, we have completed the sale of WMC, reducing assets and liabilities of discontinued operations by $4.5 billion and $0.1 billion, respectively.

•
During 2007, we completed the acquisitions of Sanyo Electric Credit Co., Ltd.; DISKO and ASL, the leasing businesses of KG Allgemeine Leasing GmbH & Co.; Trustreet Properties, Inc.; Dundee REIT; Crow Holdings; and a controlling interest in Regency Energy Partners LP.

•
The U.S. dollar was weaker at December 31, 2007, than it was at December 31, 2006, increasing the translated levels of our non-U.S. dollar assets and liabilities. Overall, on average, the U.S. dollar in 2007 was weaker than during the comparable 2006 period, resulting in increasing the translated levels of our operations as noted in the preceding Operations section.

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.

Statement of Financial Position

Investment securities comprise mainly investment-grade debt securities supporting obligations to holders of guaranteed investment contracts (GICs). Investment securities were $20.6 billion at December 31, 2007, compared with $21.3 billion at December 31, 2006. Of the amount at December 31, 2007, we held mortgage-backed securities (MBS) and asset-backed securities (ABS) with estimated fair values of $6.0 billion and $1.8 billion, respectively. Such amounts included unrealized losses of $0.2 billion and $0.1 billion, respectively. Of the MBS amount, $4.3 billion related to residential MBS and $1.7 billion to commercial MBS.

At December 31, 2007 and 2006, we had approximately $1.6 billion of exposure to subprime credit supporting our guaranteed investment contracts, a majority of which relates to residential MBS receiving credit ratings of Double A or better from the major rating agencies. We purchased an insignificant amount of such securities in 2007. Our subprime investment securities were collateralized primarily by pools of individual, direct mortgage loans, not other structured products such as collateralized debt obligations.

Monoline insurers (Monolines) provide credit enhancement for certain of our investment securities. The current credit environment could have a significant effect on the ability of such financial guarantors to fulfill their obligations. At December 31, 2007, our investment securities insured by Monolines amounted to $3.1 billion, including $1.3 billion of our $1.6 billion investment in subprime residential MBS.

We regularly review investment securities for impairment using both quantitative and qualitative criteria. Quantitative criteria include length of time and amount that each security is in an unrealized loss position and, for fixed maturities, whether the issuer is in compliance with terms and covenants of the security. Qualitative criteria include the financial health of and specific prospects for the issuer, as well as our intent and ability to hold the security to maturity or until forecasted recovery. Our impairment reviews involve our finance, risk and asset management functions as well as the portfolio management and research capabilities of our internal and third-party asset managers. Our qualitative review attempts to identify issuers’ securities “at-risk” of impairment, that is, with a greater than 50% chance of default in the following 12 months. At December 31, 2007, investment securities in an unrealized loss position included $0.1 billion that was at risk of being charged to earnings in the next 12 months.

Impairment losses were insignificant in 2007 compared with $0.1 billion in 2006. We recognized impairments in both periods on securities of issuers in a variety of industries; we do not believe that any of the impairments indicate likely future impairments in the remaining portfolio. Investments in retained interests in off-balance sheet arrangements at GE Money also decreased by $0.1 billion during 2007, reflecting declines in fair value accounted for in accordance with a new accounting standard that became effective at the beginning of 2007.

Gross unrealized gains and losses totaled $0.4 billion and $0.6 billion, respectively, at December 31, 2007, compared with $0.9 billion and $0.1 billion, respectively, at December 31, 2006, primarily reflecting a decrease caused by sale of certain equity securities, and a decrease in estimated fair values of MBS and U.S. corporate debt securities. At December 31, 2007, available 2008 accounting gains could be as much as $0.4 billion, net of consequential adjustments to certain insurance assets that are amortized based on anticipated gross profits. The market values we used in determining unrealized gains and losses are those defined by relevant accounting standards and are not a forecast of future gains or losses. We presently intend to hold our investment securities that are in an unrealized loss position at December 31, 2007, at least until we can recover their respective amortized cost and we have the ability to hold our debt securities until their maturities. See note 5.

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Financing receivables is our largest category of assets and represents one of our primary sources of revenues. The portfolio of financing receivables, before allowance for losses, was $382.7 billion at December 31, 2007, and $326.1 billion at December 31, 2006. The related allowance for losses at December 31, 2007, amounted to $4.2 billion, compared with $3.9 billion at December 31, 2006, representing our best estimate of probable losses inherent in the portfolio. The 2007 increase reflected overall growth in our portfolio, increased delinquencies in the U.S. at GE Money, and the weaker U.S. dollar, primarily at GE Money; partially offset by continued strong credit quality at CLL and Real Estate. Balances at December 31, 2007 and 2006, included securitized, managed GE trade receivables of $6.2 billion and $6.0 billion, respectively.

A discussion of the quality of certain elements of the financing receivables portfolio follows. For purposes of that discussion, “delinquent” receivables are those that are 30 days or more past due; and “nonearning” receivables are those that are 90 days or more past due (or for which collection has otherwise become doubtful).

CLL financing receivables, before allowance for losses, totaled $150.2 billion at December 31, 2007, compared with $128.6 billion at December 31, 2006, and consisted of loans and financing leases to the equipment, commercial and industrial industries. This portfolio of receivables increased primarily from core growth ($56.2 billion), acquisitions ($9.1 billion), and the weaker U.S. dollar ($5.0 billion), partially offset by securitizations and sales ($46.8 billion). Related nonearning receivables were $1.7 billion (1.1% of outstanding receivables) at December 31, 2007, and $1.5 billion (1.2% of outstanding receivables) at year-end 2006. CLL financing receivables are generally backed by assets and there is a broad spread of geographic and credit risk in the portfolio.

Real Estate financing receivables, before allowance for losses, totaled $32.2 billion at December 31, 2007, compared with $21.0 billion at December 31, 2006, and consisted of loans and financing leases to the real estate industry. This portfolio of receivables increased primarily from core growth ($5.6 billion), acquisitions ($5.2 billion) and the weaker U.S. dollar ($0.7 billion). Related nonearning receivables were insignificant at December 31, 2007 and 2006.

GE Money financing receivables, before allowance for losses, were $173.2 billion at December 31, 2007, compared with $148.6 billion at December 31, 2006, and consisted primarily of card receivables, installment loans, auto loans and leases, and residential mortgages. This portfolio of receivables increased primarily as a result of core growth ($15.2 billion), the weaker U.S. dollar ($9.8 billion) and acquisitions ($1.4 billion), partially offset by loans transferred to assets held for sale ($1.0 billion) and dispositions ($1.0 billion). Related nonearning receivables were $3.7 billion at December 31, 2007, compared with $3.1 billion at December 31, 2006, both representing 2.1% of outstanding receivables. The increase was primarily related to the weaker U.S. dollar at the end of the year and overall growth in the portfolio.

GECAS financing receivables, before allowance for losses, were $14.1 billion at December 31, 2007, compared with $13.5 billion at December 31, 2006, and consisted primarily of loans and leases to the commercial aircraft industry. This portfolio of receivables increased primarily from core growth ($0.5 billion), partially offset by securitizations and sales ($0.2 billion). Related nonearning receivables were insignificant at December 31, 2007 and 2006.

Energy Financial Services financing receivables, before allowance for losses, were $7.9 billion at December 31, 2007, compared with $7.5 billion at December 31, 2006, and consisted primarily of loans and leases to the energy industry. This portfolio of receivables increased primarily from core growth ($1.3 billion), partially offset by securitizations and sales ($0.6 billion). Related nonearning receivables were insignificant at December 31, 2007 and 2006.

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Other financing receivables, before allowance for losses, were $5.1 billion and $6.9 billion at December 31, 2007, and December 31, 2006, respectively, and consisted primarily of financing receivables in consolidated, liquidating securitization entities. This portfolio of receivables decreased because we have stopped transferring assets to these entities. Related nonearning receivables at December 31, 2007, were $0.1 billion (1.4% of outstanding receivables) compared with $0.1 billion (1.2% of outstanding receivables) at December 31, 2006.

Delinquency rates on managed equipment financing loans and leases and managed consumer financing receivables follow.

December 31	2007	2006	2005

Equipment Financing	1.21%	1.22%	1.31%
Consumer	5.38	5.22	5.37
U.S.	5.52	4.93	5.00
Non-U.S.	5.32	5.34	5.51

Delinquency rates on equipment financing loans and leases decreased from December 31, 2005, through December 31, 2007, reflecting continued strong credit quality.

Delinquency rates on consumer financing receivables increased from December 31, 2006, to December 31, 2007, primarily as a result of the deteriorating consumer credit environment in the U.S. At December 31, 2007, approximately one-third of our U.S.-managed portfolio, which consisted of credit card, installment and revolving loans, was receivable from subprime borrowers. We had no U.S. subprime residential mortgage loans at December 31, 2007. The U.S. experience had not affected our non-U.S. portfolios at December 31, 2007; those delinquency rates remained fairly stable. See notes 6 and 7.

Other receivables totaled $28.7 billion at December 31, 2007, and $35.9 billion at December 31, 2006, and consisted primarily of amounts due from GE (generally related to certain material procurement programs), nonfinancing customer receivables, amounts due under operating leases, receivables due on sale of securities and various sundry items.

Property, plant and equipment amounted to $63.7 billion at December 31, 2007, up $5.8 billion from 2006, primarily reflecting acquisitions and additions of commercial aircraft at the Aviation Financial Services business of GECAS and fleet vehicles at CLL. Property, plant and equipment consisted primarily of equipment provided to third parties on operating leases. Details by category of investment are presented in note 8. Additions to property, plant and equipment were $15.0 billion and $12.9 billion during 2007 and 2006, respectively, primarily reflecting acquisitions and additions of vehicles at the Capital Solutions business of CLL and commercial aircraft at GECAS.

Goodwill and other intangible assets amounted to $25.3 billion and $4.0 billion, respectively, at December 31, 2007. Goodwill increased $2.7 billion and other intangible assets increased $1.4 billion from 2006, primarily from acquisitions – including DISKO and ASL, Sanyo Electric Credit Co., Ltd. and Trustreet Properties, Inc. by CLL – and from the weaker U.S. dollar. See note 9.

Other assets totaled $82.5 billion at year-end 2007, an increase of $24.0 billion, reflecting increases from additional investments and acquisitions in real estate, increases in associated companies and assets held for sale. See note 10.

Borrowings amounted to $496.0 billion at December 31, 2007, of which $186.8 billion is due in 2008 and $309.2 billion is due in subsequent years. Comparable amounts at the end of 2006 were $425.7 billion in total, $168.9 billion due within one year and $256.8 billion due thereafter. The increase in borrowings primarily resulted from

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new issuances of long-term debt ($90.3 billion), the weaker U.S. dollar ($15.8 billion), acquisitions ($11.0 billion) and increase in short-term borrowings ($5.0 billion), partially offset by maturities and other redemptions of long-term debt ($47.2 billion). Included in our total borrowings were borrowings of consolidated, liquidating securitization entities amounting to $9.3 billion and $11.1 billion at December 31, 2007 and 2006, respectively. A large portion of our borrowings ($95.4 billion and $86.5 billion at the end of 2007 and 2006, respectively) was issued in active unsecured commercial paper markets that we believe will continue to be a reliable source of short-term financing. The average remaining terms and interest rates of our commercial paper were 56 days and 4.79% at the end of 2007, compared with 48 days and 5.09% at the end of 2006. Our ratio of debt to equity was 8.10 to 1 at the end of 2007 and 7.52 to 1 at the end of 2006. See note 11.

Exchange rate and interest rate risks are managed with a variety of techniques, including match funding and selective use of derivatives. We use derivatives to mitigate or eliminate certain financial and market risks because we conduct business in diverse markets around the world and local funding is not always efficient. In addition, we use derivatives to adjust the debt we are issuing to match the fixed or floating nature of the assets we are acquiring. We apply strict policies to manage each of these risks, including prohibitions on derivatives trading, derivatives market-making or other speculative activities. Following is an analysis of the potential effects of changes in interest rates and currency exchange rates using so-called “shock” tests that model effects of shifts in rates. These are not forecasts.

•
It is our policy to minimize exposure to interest rate changes. We fund our financial investments using debt or a combination of debt and hedging instruments so that the interest rates and terms of our borrowings match the expected yields and terms on our assets. To test the effectiveness of our positions, we assumed that, on January 1, 2008, interest rates increased by 100 basis points across the yield curve (a “parallel shift” in that curve) and further assumed that the increase remained in place for 2008. We estimated, based on the year-end 2007 portfolio and holding everything else constant, that our 2008 net earnings would decline by $0.1 billion.

•
It is our policy to minimize currency exposures and to conduct operations either within functional currencies or using the protection of hedge strategies. We analyzed year-end 2007 consolidated currency exposures, including derivatives designated and effective as hedges, to identify assets and liabilities denominated in other than their relevant functional currencies. For such assets and liabilities, we then evaluated the effects of a 10% shift in exchange rates between those currencies and the U.S. dollar. This analysis indicated that there would be an inconsequential effect on 2008 earnings of such a shift in exchange rates.

Statement of Changes in Shareowner’s Equity

Shareowner’s equity increased by $4.6 billion and $6.4 billion in 2007 and 2006, respectively, and decreased by $3.8 billion in 2005. Changes over the three-year period were largely attributable to net earnings, partially offset by dividends declared of $6.9 billion, $8.3 billion and $8.6 billion in 2007, 2006 and 2005, respectively. In 2006, shareowner’s equity increased as a result of a capital contribution from GECS of $1.9 billion. Preferred stock redemptions reduced shareowner’s equity by $0.1 billion and $2.5 billion in 2006 and 2005, respectively. Currency translation adjustments increased equity by $2.6 billion in 2007 and $2.5 billion in 2006, compared with a $2.5 billion decrease in 2005. Changes in currency translation adjustments reflect the effects of changes in currency exchange rates on our net investment in non-U.S. subsidiaries that have functional currencies other than the U.S. dollar. During 2007 and 2006, the U.S. dollar weakened against the pound sterling and euro, after strengthening in 2005. The U.S. dollar was also weaker against the Japanese yen in 2007, after strengthening in 2006 and 2005. See note 15.

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Overview of Our Cash Flow from 2005 through 2007

Our cash and equivalents aggregated $8.6 billion at the end of 2007, compared with $9.7 billion at year-end 2006. Over the past three years, our borrowings with maturities of 90 days or less have increased by $7.1 billion. New borrowings of $247.9 billion having maturities longer than 90 days were added during those years, while $150.4 billion of such long-term borrowings were retired.

Our principal use of cash has been investing in assets to grow our businesses. Of the $141.7 billion that we invested over the past three years, $99.9 billion was used for additions to financing receivables; $39.1 billion was used to invest in new equipment, principally for lease to others; and $22.0 billion was used for acquisitions of new businesses, the largest of which were Sanyo Electric Credit Co., Ltd.; DISKO and ASL, the leasing businesses of KG Allgemeine Leasing GmbH & Co.; Trustreet Properties, Inc.; Dundee REIT; Crow Holdings; and a controlling interest in Regency Energy Partners LP in 2007; Banque Artesia Nederland N.V., a subsidiary of Dexia Group; Arden Realty, Inc.; the custom fleet business of National Australia Bank Ltd. and the senior housing portfolios of Formation Capital LLC in 2006; and the Transportation Financial Services Group of CitiCapital and the Inventory Finance division of Bombardier Capital in 2005.

Based on past performance and current expectations, in combination with the financial flexibility that comes with a strong balance sheet and the highest credit ratings, we believe that we are in a sound position to grow dividends and continue making selective investments for long-term growth.

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Contractual Obligations

As defined by reporting regulations, our contractual obligations for future payments as of December 31, 2007, follow.

	Payments due by period
(In billions)	Total	2008	2009-2010	2011-2012	2013 and thereafter

Borrowings (note 11)	$496.0	$186.8	$118.1	$71.7	$119.4

Interest on borrowings	145.0	22.0	32.0	19.0	72.0

Operating lease obligations (note 4)	3.6	0.7	1.2	0.7	1.0

Purchase obligations(a)(b)	39.0	23.0	9.0	7.0	−

Insurance liabilities (note 12)(c)	12.0	1.0	4.0	1.0	6.0

Other liabilities(d)	21.0	18.0	1.0	–	2.0

Contractual obligations of
discontinued operations(e)	1.0	1.0	–	–	–

(a)
Included all take-or-pay arrangements, capital expenditures, contractual commitments to purchase equipment that will be leased to others, software acquisition/license commitments and any contractually required cash payments for acquisitions.

(b)	Excluded funding commitments entered into in the ordinary course of business. Further information on these commitments and other guarantees is provided in note 20.
(c)	Included guaranteed investment contracts.
(d)
Included an estimate of future expected funding requirements related to our pension benefit plans. Because their future cash outflows are uncertain, the following non-current liabilities are excluded from the table above: deferred taxes, derivatives, deferred revenue and other sundry items. See notes 13 and 18 for further information on certain of these items.

(e)	Included payments for other liabilities.

Off-Balance Sheet Arrangements

Our securitization activity is primarily transacted through special purpose vehicles funded in the asset-backed commercial paper and term bond markets. The assets that we securitize include receivables secured by equipment, commercial and residential real estate, credit card receivables, trade receivables and other assets originated and underwritten by us in the normal course of business. At December 31, 2007, off-balance sheet securitization entities held $50.3 billion in financial assets, up $9.5 billion during the year. Assets held by these entities are underwritten based on the same criteria as our on-book assets. We monitor the underlying credit quality in accordance with our servicing role and apply rigorous controls to the execution of securitization. Based on our experience, we believe that, under any plausible future economic scenario, the likelihood is remote that the financial support arrangement we provide to securitization entities could have a material adverse effect on our financial position or results of operations. Investors in these entities usually have recourse to the underlying assets. In addition, we provide credit enhancements, most often by retaining a subordinated interest; the carrying value of our retained interests was $4.2 billion at December 31, 2007, up $1.8 billion during the year. We recognized insignificant impairment losses on retained interests in both 2007 and 2006. Investments in retained interests at GE Money also decreased by $0.1 billion during 2007, reflecting declines in fair value accounted for in accordance with a new accounting standard that became effective at the beginning of 2007. We have also entered into other various credit enhancement

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positions with these securitization entities, including liquidity and credit support agreements and guarantee and reimbursement contracts, and have provided our best estimate of the fair value of estimated losses on such positions. The estimate of fair value is based on prevailing market conditions at December 31, 2007. Should market conditions deteriorate, actual losses could be higher. Our exposure to loss under such agreements was limited to $2.8 billion at December 31, 2007.

Debt Instruments, Guarantees and Covenants

The major debt rating agencies routinely evaluate our debt. These agencies have given us the highest debt ratings (long-term rating AAA/Aaa; short-term rating A-1+/P-1). One of our strategic objectives is to maintain these ratings, as they serve to lower our cost of funds and to facilitate our access to a variety of lenders. We manage our businesses in a fashion that is consistent with maintaining these ratings.

We have distinct business characteristics that the major debt rating agencies evaluate both quantitatively and qualitatively.

Quantitative measures include:

•	Earnings and profitability, revenue growth, the breadth and diversity of sources of income and return on assets

•	Asset quality, including delinquency and write-off ratios and reserve coverage

•
Funding and liquidity, including cash generated from operating activities, leverage ratios such as debt-to-capital, market access, back-up liquidity from banks and other sources, composition of total debt and interest coverage

•	Capital adequacy, including required capital and tangible leverage ratios

Qualitative measures include:

•	Franchise strength, including competitive advantage and market conditions and position

•	Strength of management, including experience, corporate governance and strategic thinking

•	Financial reporting quality, including clarity, completeness and transparency of all financial performance communications

Our ratings are supported contractually by a GE commitment to maintain the ratio of earnings to fixed charges at a specified level as described below.

During 2007, we paid $1.8 billion of special dividends to GECS, which was funded by the proceeds of the sale of GE Life.

During 2007, GECC and GECC affiliates issued $84.6 billion of senior, unsecured long-term debt and $5.7 billion of subordinated debt. This debt was both fixed and floating rate and was issued to institutional and retail investors in the U.S. and 17 other global markets. Maturities for these issuances ranged from one to 60 years. We used the proceeds primarily for repayment of maturing long-term debt, but also to fund acquisitions and organic growth. We anticipate that we will issue approximately $80 billion of long-term debt during 2008. The ultimate amount we issue will depend on our needs and on market conditions.

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We target a ratio for commercial paper not to exceed 35% of outstanding debt based on the anticipated composition of our assets and the liquidity profile of our debt. GE Capital is the most widely held name in global commercial paper markets.  See our Form 8-K filed on September 25, 2008.

We continue to believe that alternative sources of liquidity are sufficient to permit an orderly transition from commercial paper in the unlikely event of impaired access to those markets. Funding sources on which we would rely would depend on the nature of such a hypothetical event, but include $64.8 billion of contractually committed lending agreements with 72 highly-rated global banks and investment banks. Total credit lines extending beyond one year increased $5.0 billion to $64.8 billion at December 31, 2007. See note 11.

Beyond contractually committed lending agreements, other sources of liquidity include medium and long-term funding, monetization, asset securitization, cash receipts from our lending and leasing activities, short-term secured funding on global assets and potential sales of other assets.

Principal debt conditions are described below.

The following conditions relate to GECC:

•
Swap, forward and option contracts are required to be executed under standard master-netting agreements containing mutual downgrade provisions that provide the ability of the counterparty to require assignment or termination if the long-term credit rating of GECC were to fall below A-/A3. Our related obligation, net of master-netting agreements would have been $2.8 billion at December 31, 2007.

•
If our ratio of earnings to fixed charges, which was 1.56:1 at the end of 2007, were to deteriorate to 1.10:1, GE has committed to contribute capital to us. GE also guaranteed certain issuances of our subordinated debt having a face amount of $0.5 billion at December 31, 2007 and 2006.

•
In connection with certain subordinated debentures for which GECC receives equity credit by rating agencies, GE has agreed to forego dividends, distributions or other payments from GECC during events of default or interest extensions under such subordinated debentures. There were $8.1 billion of such debentures outstanding at December 31, 2007.

The following conditions relate to consolidated entities:

•
If our short-term credit rating or certain consolidated entities discussed further in note 19 were to be reduced below A-1/P-1, we would be required to provide substitute liquidity for those entities or provide funds to retire the outstanding commercial paper. The maximum net amount that we would be required to provide in the event of such a downgrade is determined by contract, and amounted to $7.2 billion at January 1, 2008.

•
One group of consolidated entities holds high quality investment securities funded by the issuance of GICs. If our long-term credit rating were to fall below AA-/Aa3 or our short-term credit rating were to fall below A-1+/P-1, we could be required to provide up to $6.2 billion of capital to such entities.

In our history, we have never violated any of the above conditions. We believe that under any reasonable future economic developments, the likelihood that any such arrangements could have a significant effect on our operations, cash flows or financial position is remote.

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Critical Accounting Estimates

Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties. For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment. Also see note 1, Summary of Significant Accounting Policies, which discusses the significant accounting policies that we have selected from acceptable alternatives.

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. Such estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values, and the present and expected future levels of interest rates. Our risk management process, which includes standards and policies for reviewing major risk exposures and concentrations, ensures that relevant data are identified and considered either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Our lending and leasing experience and the extensive data we accumulate and analyze facilitate estimates that have proven reliable over time. Our actual loss experience was in line with expectations for 2007, 2006 and 2005. While our equipment financing portfolio continues to experience strong credit quality, we currently expect higher delinquencies in the consumer U.S. portfolio.

Further information is provided in the Financial Resources and Liquidity – Financing Receivables section, the Asset impairment section that follows and in notes 1, 6 and 7.

Asset impairment assessment involves various estimates and assumptions as follows:

Investments. We regularly review investment securities for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds market value, the duration of that market decline, our intent and ability to hold to maturity or until forecasted recovery, and the financial health of and specific prospects for the issuer. We perform comprehensive market research and analysis and monitor market conditions to identify potential impairments.

At December 31, 2007, our investment in preferred and common stock, $0.3 billion and $0.1 billion, respectively, of FGIC Corporation (FGIC), a monoline credit insurer, was accounted for on the cost method and was in an insignificant unrealized loss position. See note 10. During 2008, credit rating agencies downgraded FGIC; following the downgrades, various alternative outcomes were possible. We continue to monitor this investment closely, including review for impairment.

Further information about actual and potential impairment losses is provided in the Financial Resources and Liquidity – Investment Securities section and in notes 1, 5 and 10.

Long-lived assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We derive the required undiscounted cash flow estimates from our historical experience and our internal business plans. To determine fair value, we use our internal cash flow

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estimates discounted at an appropriate interest rate, quoted market prices when available and independent appraisals, as appropriate.

Commercial aircraft are a significant concentration of assets in GECAS, and are particularly subject to market fluctuations. Therefore, we test recoverability of each aircraft in our operating lease portfolio at least annually. Additionally, we perform quarterly evaluations in circumstances such as when aircraft are re-leased, current lease terms have changed or a specific lessee’s credit standing changes. We consider market conditions, such as the continued global shortage of commercial aircraft. Estimates of future rentals and residual values are based on historical experience and information received routinely from independent appraisers. Estimated cash flows from future leases are reduced for expected downtime between leases and for estimated technical costs required to prepare aircraft to be redeployed. Fair value used to measure impairment is based on current market values from independent appraisers.

We recognized impairment losses on our operating lease portfolio of commercial aircraft of $0.1 billion in 2007 and 2006. Provision for losses on financing receivables related to commercial aircraft were insignificant in 2007 and 2006.

Further information on impairment losses and our exposure to the commercial aviation industry is provided in the Operations – Overview section and in notes 8 and 20.

Real Estate. We review our real estate investment portfolio for impairment regularly or when events or circumstances indicate that the related carrying amounts may not be recoverable. Our portfolio is diversified, both geographically and by asset type. However, the global real estate market is subject to periodic cycles that can cause significant fluctuations in market values. While the current estimated value of our Real Estate investments exceeds our carrying value by about $3 billion, the same as last year, downward cycles could adversely affect our ability to realize these gains in an orderly fashion in the future and may necessitate recording impairments.

Goodwill and other identified intangible assets. We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose all or a portion of a reporting unit. Determining whether an impairment has occurred requires valuation of the respective reporting unit, which we estimate using a discounted cash flow method. For our reporting units, these cash flows are reduced for estimated interest costs. Also, when determining the amount of goodwill to be allocated to a business disposition, we reduce the cash proceeds we receive from the sale by the amount of debt which is allocated to the sold business in order to be consistent with the reporting unit valuation methodology. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. In applying this methodology, we rely on a number of factors, including actual operating results, future business plans, economic projections and market data.

If this analysis indicates goodwill is impaired, measuring the impairment requires a fair value estimate of each identified tangible and intangible asset. In this case, we supplement the cash flow approach discussed above with independent appraisals, as appropriate. We test other identified intangible assets with defined useful lives and subject to amortization by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset.

Further information is provided in the Financial Resources and Liquidity – Intangible Assets section and in  notes 1 and 9.

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Income taxes. Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions including evaluating uncertainties under Financial Accounting Standards Board Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes. We review our tax positions quarterly and adjust the balances as new information becomes available. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. We evaluate the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely heavily on estimates. We use our historical experience and our short and long-range business forecasts to provide insight. Further, our global and diversified business portfolio gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. Amounts recorded for deferred tax assets related to non-U.S. net operating losses, net of valuation allowance were $0.8 billion and $0.6 billion at December 31, 2007 and 2006, respectively. Such year-end 2007 amounts are expected to be fully recoverable within the applicable statutory expiration periods. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Further information on income taxes is provided in the Operations – Overview section and in note 13.

Derivatives and Hedging. We use derivatives to manage a variety of risks, including risks related to interest rates, foreign exchange and commodity prices. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. The rules and interpretations related to derivatives accounting are complex. Failure to apply this complex guidance correctly will result in all changes in the fair value of the derivative being reported in earnings, without regard to the offsetting changes in the fair value of the hedged item.

In evaluating whether a particular relationship qualifies for hedge accounting, we first determine whether the relationship meets the strict criteria to qualify for exemption from ongoing effectiveness testing. For a relationship that does not meet these criteria, we test effectiveness at inception and quarterly thereafter by determining whether changes in the fair value of the derivative offset, within a specified range, changes in the fair value of the hedged item. This test is conducted each reporting period. If fair value changes fail this test, we discontinue applying hedge accounting to that relationship prospectively. Fair values of both the derivative instrument and the hedged item are calculated using internal valuation models incorporating market-based assumptions, subject to third-party confirmation.

At December 31, 2007, derivative assets and liabilities were $3.1 billion and $2.2 billion, respectively. Further information about our use of derivatives is provided in notes 11, 15 and 18.

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will materially exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as regulators.

Further information is provided in note 20.

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Other Information

New Accounting Standards

On September 15, 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements, which defines fair value, establishes a new framework for measuring that value and expands disclosures about fair value measurements. Broadly, SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 established market or observable inputs as the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. SFAS 157 will require, among other things, expanded disclosure about fair value measurements that have a significant portion of the value determined using unobservable inputs (level 3 measurements). The standard applies prospectively to new fair value measurements performed after the required effective dates, which are as follows: on January 1, 2008, the standard applied to our measurements of the fair values of financial instruments and recurring fair value measurements of non-financial assets and liabilities; on January 1, 2009, the standard will apply to all remaining fair value measurements, including non-recurring measurements of non-financial assets and liabilities such as measurement of potential impairments of goodwill, other intangible assets and other long-lived assets. It also will apply to fair value measurements of non-financial assets acquired and liabilities assumed in business combinations. On January 18, 2008, the FASB issued proposed FASB Staff Position (FSP) FAS 157-c, Measuring Liabilities under Statement 157, which will modify the definition of fair value by requiring estimation of the proceeds that would be received if the entity were to issue the liability at the measurement date. Further revisions to the measurement guidance are possible and we are monitoring emerging interpretations and developments. SFAS 157 will not have a material effect on our earnings or financial position and will have no effect on our cash flows.

On February 15, 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. Under this standard, we may elect to report individual financial instruments and certain other items at fair value with changes in value reported in operations. Once made, this election is irrevocable for those items. SFAS 159 was effective for us on January 1, 2008, and we made the election for $0.2 billion of assets.

On December 4, 2007, the FASB issued SFAS 141R, Business Combinations, which we will adopt on January 1, 2009. This standard will significantly change the accounting for business acquisitions both during the period of the acquisition and in subsequent periods. Among the more significant changes in the accounting for acquisitions are the following:

•	Transaction costs will generally be expensed. Certain such costs are presently treated as costs of the acquisition.

•
In-process research and development (IPR&D) will be accounted for as an asset, with the cost recognized as the research and development is realized or abandoned. IPR&D is presently expensed at the time of the acquisition.

•
Contingencies, including contingent consideration, will generally be recorded at fair value with subsequent adjustments recognized in operations. Contingent consideration is presently accounted for as an adjustment of purchase price.

•
Decreases in valuation allowances on acquired deferred tax assets will be recognized in operations. Such changes previously were considered to be subsequent changes in consideration and were recorded as decreases in goodwill.

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Generally, the effects of SFAS 141R will depend on future acquisitions.

On December 4, 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which we will adopt on January 1, 2009. This standard will significantly change the accounting and reporting related to noncontrolling interests in a consolidated subsidiary. After adoption, noncontrolling interests ($1.6 billion and $2.0 billion at December 31, 2007 and 2006, respectively) will be classified as shareowner’s equity, a change from its current classification between liabilities and shareowner’s equity. Earnings attributable to minority interests ($0.2 billion, $0.3 billion and $0.2 billion in 2007, 2006 and 2005, respectively) will be included in net earnings. Purchases and sales of minority interests will be reported in equity, deferring, perhaps permanently, our recognition of the economic gain or loss on partial dispositions. Gains on sales of minority interests that would not have been in net earnings under SFAS 160 amounted to $0.1 billion in 2007 and 2006.

Supplemental Information

Financial Measures that Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with GAAP. Certain of these data are considered “non-GAAP financial measures” under SEC rules. Specifically, we have referred to:

•	Average total shareowner’s equity, excluding effects of discontinued operations

•	Delinquency rates on managed equipment financing loans and leases and managed consumer financing receivables for 2007, 2006 and 2005

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

Average Total Shareowner’s Equity, Excluding Effects of Discontinued Operations(a)

December 31 (In millions)	2007	2006	2005	2004	2003

Average total shareowner’s equity(b)	$58,560	$53,769	$53,460	$49,403	$43,954
Less the effects of
Cumulative earnings from
discontinued operations	–	–	2,725	4,131	2,788
Average net investment in discontinued
operations	(158)	1,243	1,780	–	–
Average total shareowner’s equity, excluding
effects of discontinued operations(a)	$58,718	$52,526	$48,955	$45,272	$41,166

(a)	Used for computing return on average shareowner’s equity shown in the Selected Financial Data section.
(b)	On an annual basis, calculated using a five-point average.

U.S. GAAP requires earnings of discontinued operations to be displayed separately in the Statement of Earnings. Accordingly, the numerators used in our calculations of returns on average shareowner’s equity, presented in the Selected Financial Data section, exclude those earnings (losses). Further, we believe that it is appropriate to exclude from the denominators, specifically the average total shareowner’s equity component, the cumulative effect of those earnings for each of the years for which related discontinued operations were presented, as well as our average net

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investment in discontinued operations since the second half of 2005. Had we disposed of these operations before mid-2005, proceeds would have been applied to reduce parent-supported debt; however, since parent-supported debt was retired in the first half of 2005, we have assumed that any proceeds after that time would have been distributed to our shareowner by means of dividends, thus reducing average total shareowner’s equity.

Delinquency Rates on Certain Financing Receivables

Delinquency rates on managed equipment financing loans and leases and managed consumer financing receivables follow.

Equipment Financing

December 31	2007	2006	2005

Managed	1.21%	1.22%	1.31%
Off-book	0.71	0.52	0.76
On-book	1.33	1.42	1.53

Consumer

December 31	2007		2006		2005

Managed	5.38%		5.22%		5.37%
U.S.	5.52		4.93		5.00
Non-U.S.	5.32		5.34		5.51
Off–book	6.64		5.49		5.28
U.S.	6.64		5.49		5.28
Non-U.S.	(a	)	(a	)	(a	)
On–book	5.22		5.20		5.38
U.S.	4.78		4.70		4.89
Non-U.S.	5.32		5.34		5.51

(a)	Not meaningful.

The increase in off-book delinquency for consumer financing receivables in the U.S. from 5.49% at December 31, 2006, to 6.64% at December 31, 2007, reflects both a change in the mix of the receivables securitized during 2007 – for example, our Care Credit receivables which generally have a higher delinquency rate than our core private label credit card portfolio – as well as the rise in delinquency across the broader portfolio of U.S. credit card receivables.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our on and off-book portfolio quality and are key indicators of financial performance.

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Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
General Electric Capital Corporation:

We have audited the accompanying statement of financial position of General Electric Capital Corporation and consolidated affiliates (“GECC”) as of December 31, 2007 and 2006, and the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in Item 15. We also have audited GECC’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). GECC’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements and schedule referred to above present fairly, in all material respects, the financial position of GECC as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, GECC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

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As discussed in note 1 to the consolidated financial statements, GECC, in 2007, changed its method of accounting for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions.  In 2006, GECC changed its method of accounting for pension and other post retirement benefits.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
February 20, 2008, except as to notes 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 15, 16, 17, 18, 19, 20, 21, 22 and 23, which are as of October 1, 2008

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General Electric Capital Corporation and consolidated affiliates

Statement of Earnings

For the years ended December 31 (In millions)	2007	2006	2005

Revenues
Revenues from services (note 3)	$66,281	$55,098	$48,533
Sales of goods	718	2,384	2,528
Total revenues	66,999	57,482	51,061

Costs and expenses
Interest	22,280	17,514	13,810
Operating and administrative (note 4)	17,914	16,150	15,242
Cost of goods sold	628	2,204	2,369
Investment contracts, insurance losses and insurance annuity benefits	682	641	933
Provision for losses on financing receivables (note 7)	4,488	2,998	3,216
Depreciation and amortization (note 8)	8,093	6,453	5,936
Minority interest in net earnings of consolidated affiliates	229	262	155
Total costs and expenses	54,314	46,222	41,661

Earnings from continuing operations before income taxes	12,685	11,260	9,400
Provision for income taxes (note 13)	(739)	(1,165)	(972)

Earnings from continuing operations	11,946	10,095	8,428
Earnings (loss) from discontinued operations, net of taxes (note 2)	(2,131)	291	1,498
Net earnings	$9,815	$10,386	$9,926

Statement of Changes in Shareowner’s Equity

(In millions)	2007	2006	2005
Changes in shareowner’s equity (note 15)
Balance at January 1	$56,585	$50,190	$54,038
Dividends and other transactions with shareowner	(6,769)	(6,231)	(11,101)
Changes other than transactions with shareowner
Investment securities – net	(506)	(263)	(230)
Currency translation adjustments – net	2,559	2,466	(2,501)
Cash flow hedges – net	(550)	168	81
Benefit plans – net	173	(12)	(23)
Total changes other than earnings	1,676	2,359	(2,673)
Increases attributable to net earnings	9,815	10,386	9,926
Total changes other than transactions with shareowner	11,491	12,745	7,253
Cumulative effect of changes in accounting principles(a)	(77)	(119)	–
Balance at December 31	$61,230	$56,585	$50,190

(a)	The effect of the 2006 accounting change was previously included in the caption “Benefit plans – net.”

See accompanying notes.

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General Electric Capital Corporation and consolidated affiliates

Statement of Financial Position

At December 31 (In millions, except share amounts)	2007	2006

Assets
Cash and equivalents	$8,607	$9,659
Investment securities (note 5)	20,588	21,291
Inventories	63	54
Financing receivables – net (notes 6 and 7)	378,467	322,244
Other receivables	28,708	35,871
Property, plant and equipment – net (note 8)	63,685	57,886
Goodwill (note 9)	25,251	22,578
Other intangible assets – net (note 9)	4,038	2,590
Other assets (note 10)	82,502	58,531
Assets of discontinued operations (note 2)	8,823	13,551
Total assets	$620,732	$544,255

Liabilities and equity
Short-term borrowings (note 11)	$186,769	$168,893
Accounts payable	14,515	15,409
Long-term borrowings (note 11)	309,231	256,804
Investment contracts, insurance liabilities and insurance annuity benefits (note 12)	12,311	12,418
Other liabilities	25,580	20,212
Deferred income taxes (note 13)	7,983	11,400
Liabilities of discontinued operations (note 2)	1,506	532
Total liabilities	557,895	485,668

Minority interest in equity of consolidated affiliates (note 14)	1,607	2,002

Common stock, $14 par value (4,166,000 shares authorized at December 31, 2007 and 2006, and 3,985,403 shares issued and outstanding at December 31, 2007 and 2006)	56	56
Accumulated gains (losses) – net
Investment securities	(25)	481
Currency translation adjustments	7,368	4,809
Cash flow hedges	(749)	(199)
Benefit plans	(105)	(278)
Additional paid-in capital	14,172	14,088
Retained earnings	40,513	37,628
Total shareowner’s equity (note 15)	61,230	56,585
Total liabilities and equity	$620,732	$544,255

The sum of accumulated gains (losses) on investment securities, currency translation adjustments, cash flow hedges and benefit plans constitutes “Accumulated nonowner changes other than earnings,” as shown in note 15, and was $6,489 million and $4,813 million at December 31, 2007 and 2006, respectively.

See accompanying notes.

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General Electric Capital Corporation and consolidated affiliates

Statement of Cash Flows

For the years ended December 31 (In millions)	2007	2006	2005

Cash flows – operating activities
Net earnings	$9,815	$10,386	$9,926
Loss (earnings) from discontinued operations	2,131	(291)	(1,498)
Adjustments to reconcile net earnings to cash provided
from operating activities
Depreciation and amortization of property, plant and equipment	8,093	6,453	5,936
Deferred income taxes	(278)	519	(1,627)
Decrease (increase) in inventories	2	(23)	30
Increase (decrease) in accounts payable	(441)	677	(1,323)
Provision for losses on financing receivables	4,488	2,998	3,216
All other operating activities (note 16)	(251)	722	2,196
Cash from operating activities – continuing operations	23,559	21,441	16,856
Cash from (used for) operating activities – discontinued operations	4,097	(1,911)	5,512
Cash from operating activities	27,656	19,530	22,368

Cash flows – investing activities
Additions to property, plant and equipment	(15,004)	(12,908)	(11,174)
Dispositions of property, plant and equipment	8,319	6,071	5,511
Net increase in financing receivables (note 16)	(44,572)	(38,386)	(16,945)
Proceeds from sales of discontinued operations	117	3,663	7,281
Proceeds from principal business dispositions	1,699	386	209
Payments for principal businesses purchased	(7,570)	(7,299)	(7,167)
All other investing activities (note 16)	(2,029)	(14,243)	2,309
Cash used for investing activities – continuing operations	(59,040)	(62,716)	(19,976)
Cash from (used for) investing activities – discontinued operations	(3,979)	1,709	(7,058)
Cash used for investing activities	(63,019)	(61,007)	(27,034)

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	2,145	10,031	(5,069)
Newly issued debt (maturities longer than 90 days) (note 16)	92,049	90,042	65,840
Repayments and other reductions (maturities longer
than 90 days) (note 16)	(52,662)	(48,932)	(48,819)
Dividends paid to shareowner	(6,695)	(7,904)	(8,614)
All other financing activities (note 16)	(408)	1,918	(2,554)
Cash from financing activities – continuing operations	34,429	45,155	784
Cash from (used for) financing activities – discontinued operations	(8)	(11)	224
Cash from financing activities	34,421	45,144	1,008

Increase (decrease) in cash and equivalents during year	(942)	3,667	(3,658)
Cash and equivalents at beginning of year	9,849	6,182	9,840
Cash and equivalents at end of year	8,907	9,849	6,182
Less cash and equivalents of discontinued operations at end of year	300	190	403
Cash and equivalents of continuing operations at end of year	$8,607	$9,659	$5,779

Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(21,419)	$(14,879)	$(15,056)
Cash recovered (paid) during the year for income taxes	1,158	(886)	(2,459)

See accompanying notes.

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General Electric Capital Corporation and consolidated affiliates

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Accounting principles

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP).

Consolidation

All of our outstanding common stock is owned by General Electric Capital Services, Inc. (GE Capital Services or GECS), all of whose common stock is owned, directly or indirectly, by General Electric Company (GE Company or GE). Our financial statements consolidate all of our affiliates – companies that we control and in which we hold a majority voting interest. Associated companies are companies that we do not control but over which we have significant influence, most often because we hold a shareholder voting position of 20% to 50%. Results of associated companies are presented on a one-line basis. Investments in and advances to associated companies are presented on a one-line basis in the caption “Other assets” in our Statement of Financial Position, net of allowance for losses that represents our best estimate of probable losses inherent in such assets.

Financial statement presentation

We have reclassified certain prior-year amounts to conform to the current year’s presentation.

Financial data and related measurements are presented in the following categories:

•	Consolidated This represents the adding together of all affiliates, giving effect to the elimination of transactions between affiliates.

•
Operating Segments These comprise our five businesses, focused on the broad markets they serve: Commercial Lending and Leasing (CLL), Real Estate, GE Money, GECAS and Energy Financial Services. During the fourth quarter of 2007, we transferred the Equipment Services business from the previous GE Industrial Products segment to the CLL segment, where a portion of the business is reported in Capital Solutions. Prior period information has been reclassified to be consistent with the current organization.

Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our operations have been presented as discontinued. See note 2.

The effects of translating to U.S. dollars the financial statements of non-U.S. affiliates whose functional currency is the local currency are included in shareowner’s equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

Sales of goods

We record all sales of goods only when a firm sales agreement is in place, delivery has occurred and collectibility of the fixed or determinable sales price is reasonably assured. If customer acceptance of goods is not assured, we record sales only upon formal customer acceptance.

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Revenues from services (earned income)

We use the interest method to recognize income on all loans. Interest on loans includes origination, commitment and other non-refundable fees related to funding (recorded in earned income on the interest method). We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due. We recognize interest income on nonearning loans either as cash is collected or on a cost-recovery basis as conditions warrant. We resume accruing interest on nonearning, non-restructured commercial loans only when (a) payments are brought current according to the loan’s original terms and (b) future payments are reasonably assured. When we agree to restructured terms with the borrower, we resume accruing interest only when reasonably assured that we will recover full contractual payments, and such loans pass underwriting reviews equivalent to those applied to new loans. We resume accruing interest on nonearning consumer loans when the customer’s account is less than 90 days past due.

We recognize financing lease income on the interest method to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values at the date of lease inception represent our initial estimates of the fair value of the leased assets at the expiration of the lease and are based primarily on independent appraisals, which are updated periodically. Guarantees of residual values by unrelated third parties are considered part of minimum lease payments. Significant assumptions we use in estimating residual values include estimated net cash flows over the remaining lease term, anticipated results of future remarketing, and estimated future component part and scrap metal prices, discounted at an appropriate rate.

We recognize operating lease income on a straight-line basis over the terms of underlying leases.

Fees include commitment fees related to loans that we do not expect to fund and line-of-credit fees. We record these fees in earned income on a straight-line basis over the period to which they relate. We record syndication fees in earned income at the time related services are performed, unless significant contingencies exist.

Depreciation and amortization

The cost of our equipment leased to others on operating leases is amortized on a straight-line basis to estimated residual value over the lease term or over the estimated economic life of the equipment.

The cost of individually significant customer relationships is amortized in proportion to estimated total related sales; cost of other intangible assets is amortized on a straight-line basis over the asset’s estimated economic life. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. See notes 8 and 9.

Losses on financing receivables

Our allowance for losses on financing receivables represents our best estimate of probable losses inherent in the portfolio. Our method of calculating estimated losses depends on the size, type and risk characteristics of the related receivables. Write-offs are deducted from the allowance for losses and subsequent recoveries are added. Impaired financing receivables are written down to the extent that we judge principal to be uncollectible.

Our portfolio consists entirely of homogenous consumer loans and of commercial loans and leases. The underlying assumptions, estimates and assessments we use to provide for losses are continually updated to reflect our view of current conditions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible to experience credit losses that are different from our current estimates.

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Our consumer loan portfolio consists of smaller balance, homogenous loans including card receivables, installment loans, auto loans and leases and residential mortgages. We collectively evaluate each portfolio for impairment. The allowance for losses on these receivables is established through a process that estimates the probable losses inherent in the portfolio based upon statistical analyses of portfolio data. These analyses include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with other analyses that reflect current trends and conditions. We also consider overall portfolio indicators including nonearning loans, trends in loan volume and lending terms, credit policies and other observable environmental factors.

We write off unsecured closed-end installment loans at 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. We write down consumer loans secured by collateral other than residential real estate to the fair value of the collateral, less costs to sell, when such loans are 120 days past due. Consumer loans secured by residential real estate (both revolving and closed-end loans) are written down to the fair value of collateral, less costs to sell, no later than when they become 360 days past due. During 2007, we conformed our reserving methodology in our residential mortgage loan portfolios. Unsecured consumer loans in bankruptcy are written off within 60 days of notification of filing by the bankruptcy court or within contractual write-off periods, whichever occurs earlier.

Our commercial loan and lease portfolio consists of a variety of loans and leases, including both larger balance, non-homogenous loans and leases and smaller balance homogenous commercial and equipment loans and leases. Losses on such loans and leases are recorded when probable and estimable. We routinely survey our entire portfolio for potential specific credit or collection issues that might indicate an impairment. For larger balance, non-homogenous loans and leases, this survey first considers the financial status, payment history, collateral value, industry conditions and guarantor support related to specific customers. Any delinquencies or bankruptcies are indications of potential impairment requiring further assessment of collectibility. We routinely receive financial as well as rating agency reports on our customers, and we elevate for further attention those customers whose operations we judge to be marginal or deteriorating. We also elevate customers for further attention when we observe a decline in collateral values for asset-based loans. While collateral values are not always available, when we observe such a decline, we evaluate relevant markets to assess recovery alternatives – for example, for real estate loans, relevant markets are local; for aircraft loans, relevant markets are global. We provide allowances based on our evaluation of all available information, including expected future cash flows, fair value of collateral, net of disposal costs, and the secondary market value of the financing receivables. After providing for specific incurred losses, we then determine an allowance for losses that have been incurred in the balance of the portfolio but cannot yet be identified to a specific loan or lease. This estimate is based on historical and projected default rates and loss severity, and it is prepared by each respective line of business.

Experience is not available with new products; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio.

When we repossess collateral in satisfaction of a loan, we write down the receivable against the allowance for losses. Repossessed collateral is included in the caption “Other assets” in the Statement of Financial Position and carried at the lower of cost or estimated fair value less costs to sell.

The remainder of our commercial loans and leases are portfolios of smaller balance homogenous commercial and equipment positions that we evaluate collectively by portfolio for impairment based upon various statistical analyses considering historical losses and aging.

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Partial sales of business interests

We record gains or losses on sales of their own shares by affiliates except when realization of gains is not reasonably assured, in which case we record the results in shareowner’s equity.

Cash and equivalents

Debt securities with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

Investment securities

We report investments in debt and marketable equity securities, and equity securities in our insurance portfolio, at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. Unrealized gains and losses on available-for-sale investment securities are included in shareowner’s equity, net of applicable taxes and other adjustments. We regularly review investment securities for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds market value, the duration of that market decline, our intent and ability to hold to maturity or until forecasted recovery, and the financial health of and specific prospects for the issuer. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method. Unrealized gains and losses on investment securities classified as trading and certain retained interests are included in earnings.

Inventories

All inventories are stated at the lower of cost or realizable values. Our inventories consist of finished products held for sale; cost is determined on a first-in, first-out basis.

Intangible assets

We do not amortize goodwill, but test it annually for impairment using a fair value approach at the reporting unit level. A reporting unit is the operating segment, or a business one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We recognize an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. We use discounted cash flows to establish fair values. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When all or a portion of a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value method.

We amortize the cost of other intangibles over their estimated useful lives. The cost of intangible assets is amortized on a straight-line basis over the asset’s estimated economic life. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values.

Investment contracts, insurance liabilities and insurance annuity benefits

Certain entities, which we consolidate, provide guaranteed investment contracts to states, municipalities and municipal authorities.

Our insurance activities also include providing insurance and reinsurance for life and health risks and providing certain annuity products. Three product groups are provided: traditional insurance contracts, investment contracts and universal life insurance contracts. Insurance contracts are contracts with significant mortality and/or

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morbidity risks, while investment contracts are contracts without such risks. Universal life insurance contracts are a particular type of long-duration insurance contract whose terms are not fixed and guaranteed.

For short-duration insurance contracts, including accident and health insurance, we report premiums as earned income over the terms of the related agreements, generally on a pro-rata basis. For traditional long-duration insurance contracts including term, whole life and annuities payable for the life of the annuitant, we report premiums as earned income when due.

Premiums received on investment contracts (including annuities without significant mortality risk) and universal life contracts are not reported as revenues but rather as deposit liabilities. We recognize revenues for charges and assessments on these contracts, mostly for mortality, contract initiation, administration and surrender. Amounts credited to policyholder accounts are charged to expense.

Liabilities for traditional long-duration insurance contracts represent the present value of such benefits less the present value of future net premiums based on mortality, morbidity, interest and other assumptions at the time the policies were issued or acquired. Liabilities for investment contracts and universal life policies equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date.

Liabilities for unpaid claims and claims adjustment expenses represent our best estimate of the ultimate obligations for reported and incurred-but-not-reported claims and the related estimated claim settlement expenses. Liabilities for unpaid claims and claims adjustment expenses are continually reviewed and adjusted through current operations.

Accounting changes

On January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes, and FASB Staff Position (FSP) FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction. Among other things, FIN 48 requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions. FSP FAS 13-2 requires recalculation of returns on leveraged leases when there is a change in the timing or projected timing of cash flows relating to income taxes associated with such leases. The January 1, 2007, transition reduced our retained earnings by $77 million, all of which was associated with FSP FAS 13-2 and decreased financing receivables – net.

On January 1, 2007, we adopted FASB Statement of Financial Accounting Standards (SFAS) 155, Accounting for Certain Hybrid Financial Instruments. This statement amended SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended to include within its scope prepayment features in newly created or acquired retained interests related to securitizations. SFAS 155 changed the basis on which we recognize earnings on these retained interests from level yield to fair value. See notes 5 and 19.

SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, became effective for us as of December 31, 2006, and requires recognition of an asset or liability in the statement of financial position reflecting the funded status of pension and other postretirement benefit plans such as retiree health and life, with current-year changes in the funded status recognized in shareowner’s equity. SFAS 158 did not change the existing criteria for measurement of periodic benefit costs, plan assets or benefit obligations. The incremental effect of the initial adoption of SFAS 158 reduced our shareowner’s equity at December 31, 2006, by $119 million.

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Note 2. Discontinued Operations

Discontinued operations is comprised of our Japanese personal loan business (Lake) and our Japanese mortgage and card businesses, excluding our minority ownership in GE Nissen Credit Co., Ltd. (GE Money Japan), our U.S. mortgage business (WMC), GE Life and Genworth Financial, Inc. (Genworth) as discontinued operations. Associated results of operations, financial position and cash flows are separately reported for all periods presented.

WMC

In December 2007, we completed the sale of our U.S. mortgage business for $117 million in cash. In connection with the transaction, certain contractual obligations and potential liabilities related to previously sold loans were retained. We sold this business because of continued pressures in the U.S. subprime mortgage industry. As a result, we recognized an after-tax loss of $62 million during 2007. WMC revenues from discontinued operations were ($1,424) million, $536 million and $607 million in 2007, 2006 and 2005, respectively. In total, WMC’s loss from discontinued operations, net of taxes, was $987 million in 2007, compared with earnings of $29 million and $122 million in 2006 and 2005, respectively.

GE Money Japan

In September 2007, we committed to a plan to sell Lake upon determining that, despite restructuring, Japanese regulatory limits for interest charges on unsecured personal loans did not permit us to earn an acceptable return. In connection with this exit, we recorded an after-tax loss of $908 million in 2007, which represents the difference between the net book value of our Lake business and the projected sale price. During the second quarter of 2008, we committed to sell GE Money Japan, resulting in the addition of our Japanese mortgage and card businesses to discontinued operations. Subsequent to the end of the second quarter of 2008, we reached an agreement to sell these businesses and completed the sale during the third quarter of 2008. In connection with this agreement, and primarily related to our Japanese mortgage and card businesses, we recorded an incremental $233 million impairment loss in the second quarter of 2008. GE Money Japan revenues from discontinued operations were $1,307 million, $1,715 million and $2,055 million in 2007, 2006 and 2005, respectively. In total, GE Money Japan’s loss from discontinued operations, net of taxes, was $1,220 million in 2007, compared with earnings of $247 million and $476 million in 2006 and 2005, respectively.

GE Life

In December 2006, we completed the sale of GE Life, our U.K.-based life insurance operation, to Swiss Reinsurance Company (Swiss Re) for $910 million. As a result, we recognized after-tax losses of $3 million and $267 million during 2007 and 2006, respectively. GE Life revenues from discontinued operations were $2,096 million and $2,286 million in 2006 and 2005, respectively. In total, GE Life losses from discontinued operations, net of taxes, were $3 million, $178 million and $28 million in 2007, 2006 and 2005, respectively.

Genworth

In March 2006, we completed the sale of our remaining 18% investment in Genworth through a secondary public offering of 71 million shares of Class A Common Stock and direct sale to Genworth of 15 million shares of Genworth Class B Common Stock. As a result of initial and secondary public offerings, we recognized after-tax gains of $85 million (primarily from a tax adjustment related to the 2004 initial public offering), $220 million and $552 million in 2007, 2006 and 2005, respectively. Genworth revenues from discontinued operations were $5 million and $7,908 million in 2006 and 2005, respectively. In total, Genworth earnings from discontinued operations, net of taxes, were $79 million, $193 million and $928 million in 2007, 2006 and 2005, respectively.

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Summarized financial information for discontinued operations is shown below.

(In millions)	2007	2006	2005

Operations
Total revenues	$(117)	$4,352	$12,856

Earnings (loss) from discontinued operations before income taxes	$(2,223)	$282	$1,749
Income tax benefit (expense)	980	56	(803)
Earnings (loss) from discontinued operations before disposal, net of taxes	$(1,243)	$338	$946

Disposal
Gain (loss) on disposal before income taxes	$(1,477)	$234	$932
Income tax benefit (expense)	589	(281)	(380)
Gain (loss) on disposal, net of taxes	$(888)	$(47)	$552

Earnings (loss) from discontinued operations, net of taxes	$(2,131)	$291	$1,498

December 31 (In millions)	2007	2006

Assets
Cash and equivalents	$300	$190
Financing receivables − net	6,675	7,342
Other assets	129	4,835
Other	1,719	1,184
Assets of discontinued operations	$8,823	$13,551

Liabilities
Liabilities of discontinued operations	$1,506	$532

Assets and liabilities at December 31, 2007, were primarily at our GE Money Japan business.

Note 3. Revenues from Services

(In millions)	2007	2006	2005

Interest on loans	$23,569	$20,207	$17,579
Equipment leased to others	15,188	12,824	11,481
Fees	6,042	5,256	4,745
Investment income	2,537	1,565	1,480
Financing leases	4,646	4,230	3,894
Real estate investments	4,653	3,127	1,928
Associated companies	2,165	2,079	1,320
Gross securitization gains	1,759	1,187	1,049
Other items	5,722	4,623	5,057
Total	$66,281	$55,098	$48,533

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Note 4. Operating and Administrative Expenses

Our employees and retirees are covered under a number of pension, stock compensation, health and life insurance plans. The principal pension plans are the GE Pension Plan, a defined benefit plan for U.S. employees and the GE Supplementary Pension Plan, an unfunded plan providing supplementary benefits to higher-level, longer-service U.S. employees. Employees of certain affiliates are covered under separate pension plans which are not significant individually or in the aggregate. We provide health and life insurance benefits to certain of our retired employees, principally through GE Company’s benefit program. The annual cost to us of providing these benefits is not material.

Rental expense under operating leases is shown below.

(In millions)	2007	2006	2005

Equipment for sublease	$422	$405	$385
Other rental expense	588	515	523

At December 31, 2007, minimum rental commitments under noncancellable operating leases aggregated $3,633 million. Amounts payable over the next five years follow.

(In millions)

2008	2009	2010	2011	2012
$741	$684	$511	$393	$334

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Note 5. Investment Securities

Investment securities comprise mainly investment-grade debt securities supporting obligations to holders of guaranteed investment contracts.

December 31 (In millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

2007
Debt
U.S. corporate	$4,119	$40	$(126)	$4,033
State and municipal	735	18	(8)	745
Residential mortgage-backed(a)	4,504	7	(202)	4,309
Commercial mortgage-backed	1,711	7	(26)	1,692
Asset-backed	1,880	1	(55)	1,826
Corporate – non-U.S.	725	3	(4)	724
Government – non-U.S.	596	1	(9)	588
U.S. government and federal agency	59	1	(2)	58
Retained interests(b)(c)	4,109	107	(12)	4,204
Equity
Available-for-sale	1,896	245	(118)	2,023
Trading	386	−	−	386
Total	$20,720	$430	$(562)	$20,588

2006
Debt
U.S. corporate	$5,226	$41	$(25)	$5,242
State and municipal	648	28	(4)	672
Residential mortgage-backed(a)	5,325	8	(12)	5,321
Commercial mortgage-backed	1,333	4	–	1,337
Asset-backed	1,581	2	(5)	1,578
Corporate – non-U.S.	844	–	(2)	842
Government – non-U.S.	839	1	(3)	837
U.S. government and federal agency	55	3	–	58
Retained interests	2,086	345	–	2,431
Equity
Available-for-sale	2,517	418	(14)	2,921
Trading	52	−	−	52
Total	$20,506	$850	$(65)	$21,291

(a)	Substantially collateralized by U.S. mortgages.
(b)	Included $2,227 million of retained interests at December 31, 2007, accounted for in accordance with SFAS 155, Accounting for Certain Hybrid Financial Instruments. See note 19.
(c)	Amortized cost and estimated fair value included $5 million of trading securities at December 31, 2007.

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The following tables present the gross unrealized losses and estimated fair values of our available-for-sale investment securities.

	In loss position for
	Less than 12 months		12 months or more
December 31 (In millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses

2007
Debt
U.S. corporate	$1,887	$(88)	$649	$(38)
State and municipal	120	(2)	131	(6)
Residential mortgage-backed	3,092	(155)	805	(47)
Commercial mortgage-backed	1,326	(25)	15	(1)
Asset-backed	1,396	(42)	186	(13)
Corporate – non-U.S.	386	(3)	61	(1)
Government – non-U.S.	–	–	302	(9)
U.S. government and federal agency	18	(2)	–	–
Retained interests	161	(12)	–	–
Equity	441	(103)	15	(15)
Total	$8,827	$(432)	$2,164	$(130)

2006
Debt
U.S. corporate	$613	$(4)	$1,226	$(21)
State and municipal	124	(2)	69	(2)
Residential mortgage-backed	1,117	(2)	496	(10)
Asset-backed	219	(1)	250	(4)
Corporate – non-U.S.	8	(1)	27	(1)
Government – non-U.S.	12	(3)	–	–
Equity	33	(12)	3,891	(2)
Total	$2,126	$(25)	$5,959	$(40)

At December 31, 2007, we held mortgage-backed securities (MBS) and asset-backed securities (ABS) with estimated fair values of $6,001 million and $1,826 million, respectively. Such amounts included unrealized losses of $228 million and $55 million, respectively. These amounts excluded retained interests in securitization entities. See note 19. Of the MBS amount, $4,309 million and $1,692 million related to residential MBS and commercial MBS, respectively. At December 31, 2007, we had approximately $1,619 million of exposure to subprime credit supporting our guaranteed investment contracts, a majority of which relates to residential MBS receiving credit ratings of Double A or better from the major rating agencies. We presently intend to hold our investment securities that are in an unrealized loss position at December 31, 2007, at least until we can recover their respective amortized cost. We have the ability to hold our debt securities until their maturities. Our subprime investment securities were collateralized primarily by pools of individual, direct mortgage loans, not other structured products such as collateralized debt obligations.

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Contractual Maturities of our Investment in Available-for-Sale Debt Securities (Excluding Mortgage-Backed and Asset-Backed Securities)

(In millions)	Amortized cost	Estimated fair value

Due in
2008	$1,306	$1,298
2009-2012	2,039	1,998
2013-2017	1,443	1,418
2018 and later	1,486	1,474

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

Supplemental information about gross realized gains and losses on available-for-sale investment securities follows.

(In millions)	2007	2006	2005

Gains	$378	$204	$245
Losses, including impairments	(11)	(91)	(59)
Net	$367	$113	$186

In the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders.

Proceeds from investment securities sales amounted to $13,890 million, $9,964 million and $8,951 million in 2007, 2006 and 2005, respectively, principally from the short-term nature of the investments that support the guaranteed investment contracts portfolio.

We recognized pre-tax gains on trading securities of $292 million, $5 million and $3 million in 2007, 2006 and 2005, respectively. Investments in retained interests decreased by $102 million during 2007, reflecting declines in fair value accounted for in accordance with SFAS 155.

Note 6. Financing Receivables (investments in loans and financing leases)

December 31 (In millions)	2007	2006

Loans, net of deferred income	$308,601	$258,214
Investment in financing leases, net of deferred income	74,082	67,891
	382,683	326,105
Less allowance for losses (note 7)	(4,216)	(3,861)
Financing receivables – net	$378,467	$322,244

Included in the above are $9,708 million and $11,509 million of the financing receivables of consolidated, liquidating securitization entities at December 31, 2007 and 2006, respectively.

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Details of financing receivables – net follow.

December 31 (In millions)	2007	2006

CLL
Equipment and leasing	$87,393	$73,492
Commercial and industrial	55,208	48,181
Other	7,588	6,975
	150,189	128,648

Real Estate	32,228	20,969

GE Money
Non-U.S. residential mortgages(a)	73,042	57,464
Non-U.S. installment and revolving credit	33,013	28,976
U.S. installment and revolving credit	29,570	29,007
Non-U.S. auto	27,368	25,088
Other	10,198	8,059
	173,191	148,594

GECAS	14,097	13,528

Energy Financial Services	7,867	7,512

Other(b)	5,111	6,854
	382,683	326,105
Less allowance for losses	(4,216)	(3,861)
Total	$378,467	$322,244

(a)
At December 31, 2007, net of credit insurance, approximately 26% of this portfolio comprised loans with introductory, below market rates that are scheduled to adjust at future dates; with high loan-to-value ratios at inception; whose terms permitted interest-only payments; or whose terms resulted in negative amortization.

(b)	Included loans and financing leases of $5,106 million and $6,853 million at December 31, 2007 and 2006, respectively, related to certain consolidated, liquidating securitization entities.

Financing receivables include both loans and financing leases. Loans represent transactions in a variety of forms, including revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes loans carried at the principal amount on which finance charges are billed periodically, and loans carried at gross book value, which includes finance charges.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment, medical equipment, commercial real estate and other manufacturing, power generation, and commercial equipment and facilities.

For federal income tax purposes, the leveraged leases and the majority of the direct financing leases are leases in which GECC depreciates the leased assets and is taxed upon the accrual of rental income. Certain direct financing leases are loans for federal income tax purposes in which GECC is taxable only on the portion of each payment that constitutes interest, unless the interest is tax-exempt (e.g., certain obligations of state governments).

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. We have no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged

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leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. Our share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

For federal income tax purposes, GECC is entitled to deduct the interest expense accruing on nonrecourse financing related to leveraged leases.

Net Investment in Financing Leases

	Total financing leases		Direct financing leases(a)		Leveraged leases(b)
December 31 (In millions)	2007	2006	2007	2006	2007	2006

Total minimum lease payments
receivable	$90,967	$87,814	$71,628	$64,264	$19,339	$23,550
Less principal and interest on
third-party nonrecourse debt	(13,787)	(16,983)	–	–	(13,787)	(16,983)
Net rentals receivable	77,180	70,831	71,628	64,264	5,552	6,567
Estimated unguaranteed residual
value of leased assets	10,015	9,582	7,263	6,643	2,752	2,939
Less deferred income	(13,113)	(12,522)	(10,475)	(9,416)	(2,638)	(3,106)
Investment in financing leases,
net of deferred income	74,082	67,891	68,416	61,491	5,666	6,400
Less amounts to arrive at net
investment
Allowance for losses	(566)	(332)	(554)	(310)	(12)	(22)
Deferred taxes	(6,798)	(7,845)	(2,422)	(3,000)	(4,376)	(4,845)
Net investment in financing leases	$66,718	$59,714	$65,440	$58,181	$1,278	$1,533

(a)	Included $798 million and $660 million of initial direct costs on direct financing leases at December 31, 2007 and 2006, respectively.
(b)
Included pre-tax income of $409 million and $302 million and income tax of $155 million and $113 million during 2007 and 2006, respectively. Net investment credits recognized on leveraged leases during 2007 and 2006 were inconsequential.

Contractual Maturities

(In millions)	Total loans	Net rentals receivable

Due in
2008	$89,674	$22,030
2009	36,063	15,256
2010	28,081	12,002
2011	21,137	8,768
2012	19,276	5,433
2013 and later	114,370	13,691
Total	$308,601	$77,180

We expect actual maturities to differ from contractual maturities.

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Individually “impaired” loans are defined by GAAP as larger balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. An analysis of impaired loans follows.

December 31 (In millions)	2007	2006

Loans requiring allowance for losses	$986	$1,129
Loans expected to be fully recoverable	391	497
	$1,377	$1,626

Allowance for losses	$360	$388
Average investment during year	1,576	1,665
Interest income earned while impaired(a)	19	34

(a)	Recognized principally on cash basis.

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Note 7. Allowance for Losses on Financing Receivables

(In millions)	2007	2006	2005

Balance at January 1
CLL	$657	$905	$1,302
Real Estate	155	189	228
GE Money
U.S.	909	735	833
Non-U.S.	2,072	1,826	1,892
GECAS	16	179	477
Energy Financial Services	28	40	104
Other	24	23	5
	3,861	3,897	4,841
Provision charged to operations
CLL	558	60	267
Real Estate	24	(5)	31
GE Money
U.S.	2,032	1,226	1,183
Non-U.S.	1,859	1,764	1,506
GECAS	15	(51)	244
Energy Financial Services	(9)	(12)	(33)
Other	9	16	18
	4,488	2,998	3,216

Securitization	(784)	(187)	(275)
Other	333	259	(149)

Gross write-offs
CLL	(632)	(510)	(813)
Real Estate	(25)	(39)	(71)
GE Money
U.S.	(1,584)	(1,111)	(1,264)
Non-U.S.	(3,225)	(2,896)	(2,437)
GECAS	(23)	(112)	(541)
Energy Financial Services	–	–	(31)
Other	(17)	(29)	(38)
	(5,506)	(4,697)	(5,195)
Recoveries
CLL	137	113	182
Real Estate	8	5	2
GE Money
U.S.	369	275	258
Non-U.S.	1,308	1,195	1,013
GECAS	–	–	–
Energy Financial Services	–	–	–
Other	2	3	4
	1,824	1,591	1,459
Balance at December 31
CLL	915	657	905
Real Estate	168	155	189
GE Money
U.S.	1,024	909	735
Non-U.S.	2,064	2,072	1,826
GECAS	8	16	179
Energy Financial Services	19	28	40
Other	18	24	23
Total	$4,216	$3,861	$3,897

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See note 6 for amounts related to consolidated, liquidating securitization entities.

Selected Financing Receivables Ratios

December 31	2007	2006

Allowance for losses on financing receivables as a percentage of total financing receivables
CLL	0.61%	0.51%
Real Estate	0.52	0.74
GE Money	1.78	2.01
U.S.	3.42	3.08
Non-U.S.	1.44	1.74
GECAS	0.06	0.11
Energy Financial Services	0.24	0.38
Other	0.35	0.35
Total	1.10	1.18

Nonearning financing receivables as a percentage of total financing receivables
CLL	1.1%	1.2%
Real Estate	0.1	0.2
GE Money	2.1	2.1
U.S.	1.9	1.8
Non-U.S.	2.2	2.2
GECAS	–	–
Energy Financial Services	–	–
Other	1.4	1.2
Total	1.4	1.5

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Note 8. Property, plant and equipment

December 31 (Dollars in millions)	Estimated useful lives-new (years)		2007	2006

Original cost(a)
Land and improvements, buildings, structures and
related equipment	2–40	(b)	$6,011	$4,946
Equipment leased to others
Aircraft	20		37,271	36,146
Vehicles	1–14		32,079	26,937
Mobile equipment	12–25		2,961	4,059
Railroad rolling stock	5–36		3,866	3,509
Construction and manufacturing	2–25		3,026	1,927
All other	2–40		2,914	2,709
Total			$88,128	$80,233

Net carrying value(a)
Land and improvements, buildings, structures and
related equipment			$3,672	$2,708
Equipment leased to others
Aircraft(c)			30,414	29,886
Vehicles			20,704	17,131
Mobile equipment			1,974	2,546
Railroad rolling stock			2,789	2,395
Construction and manufacturing			2,050	1,289
All other			2,082	1,931
Total			$63,685	$57,886

(a)	Included $1,513 million and $1,763 million of original cost of assets leased to GE with accumulated amortization of $315 million and $293 million at December 31, 2007 and 2006, respectively.
(b)	Estimated useful lives exclude land.
(c)
GECAS recognized impairment losses of $110 million in 2007 and $51 million in 2006 recorded in the caption “Depreciation and amortization” in the Statement of Earnings to reflect adjustments to fair value based on current market values from independent appraisers.

Amortization of equipment leased to others was $7,192 million, $5,791 million and $5,591 million in 2007, 2006 and 2005, respectively. Noncancellable future rentals due from customers for equipment on operating leases at December 31, 2007, are as follows:

(In millions)

Due in
2008	$12,423
2009	7,594
2010	6,024
2011	4,601
2012	3,582
2013 and later	10,709
Total	$44,933

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Note 9. Goodwill and Other Intangible Assets

December 31 (In millions)	2007	2006

Goodwill	$25,251	$22,578
Intangible assets subject to amortization	4,038	2,590
Total	$29,289	$25,168

Changes in goodwill balances follow.

	2007
(In millions)	CLL	Real Estate	GE Money	GECAS	Energy Financial Services	Total

Balance January 1	$10,046	$1,004	$9,845	$143	$1,540	$22,578
Acquisitions/purchases accounting
adjustments	1,577	(9)	2	18	350	1,938
Dispositions, currency exchange
and other	248	60	426	1	–	735
Balance December 31	$11,871	$1,055	$10,273	$162	$1,890	$25,251

	2006
(In millions)	CLL		Real Estate	GE Money	GECAS	Energy Financial Services		Total

Balance January 1	$9,271	(a)	$1,061	$9,184	$105	$1,540	(a)	$21,161
Acquisitions/purchases accounting
adjustments	651		(85)	309	39	–		914
Dispositions, currency exchange
and other	124		28	352	(1)	–		503
Balance December 31	$10,046		$1,004	$9,845	$143	$1,540		$22,578

(a)	Reflects $1,519 million of goodwill that had been included in our previous GE Commercial Finance segment that has been allocated to the Energy Financial Services segment.

Goodwill balances increased $2,056 million in 2007 as a result of new acquisitions. The largest goodwill balance increases arose from acquisitions of Diskont und Kredit AG and Disko Leasing GmbH (DISKO) and ASL Auto Service-Leasing GmbH (ASL), the leasing businesses of KG Allgemeine Leasing GmbH & Co. ($694 million), Sanyo Electric Credit Co., Ltd. ($548 million) and Trustreet Properties, Inc. ($351 million) all by CLL. The goodwill balance declined by $118 million related to purchase accounting adjustments to prior-year acquisitions during 2007.

Goodwill balances increased $1,030 million in 2006 as a result of new acquisitions. The largest goodwill balance increases arose from acquisitions of Banque Artesia Nederland N.V., a subsidiary of Dexia Group ($340 million) and the custom fleet business of National Australia Bank Ltd. ($306 million) by CLL. Goodwill declined by $116 million related to purchase accounting adjustments to prior-year acquisitions during 2006.

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate

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the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

Intangible Assets Subject to Amortization

	2007			2006
December 31 (In millions)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net

Customer-related	$2,389	$(866)	$1,523	$1,440	$(643)	$797
Patents, licenses and
trademarks	427	(308)	119	412	(265)	147
Capitalized software	1,806	(1,076)	730	1,596	(939)	657
Lease valuations	1,841	(360)	1,481	851	(132)	719
All other	330	(145)	185	419	(149)	270
Total	$6,793	$(2,755)	$4,038	$4,718	$(2,128)	$2,590

During 2007, we recorded additions to intangible assets subject to amortization of $1,975 million. The components of finite-lived intangible assets acquired during 2007 and their respective weighted-average useful lives are: $603 million – Customer-related (8.3 years); $195 million – Patents, licenses and trademarks (23.4 years); $185 million – Capitalized software (4.4 years); and $992 million – Lease valuations (7.6 years).

Amortization expense related to intangible assets subject to amortization was $773 million and $521 million for 2007 and 2006, respectively. We estimate that annual pre-tax amortization for intangible assets subject to amortization over the next five calendar years to be as follows: 2008 – $722 million; 2009 – $628 million; 2010 – $513 million; 2011 – $435 million; 2012 – $381 million.

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Note 10. Other Assets

December 31 (In millions)	2007	2006

Investments
Real estate(a)	$40,439	$27,207
Associated companies	17,388	12,531
Assets held for sale(b)	10,690	7,738
Cost method(c)	2,719	2,321
Other	1,285	1,191
	72,521	50,988

Derivative instruments	3,069	1,795
Advances to suppliers	2,046	1,714
Deferred acquisition costs	56	84
Other	4,810	3,950
Total	$82,502	$58,531

(a)
Our investment in real estate consisted principally of two categories: real estate held for investment and equity method investments. Both categories contained a wide range of properties including the following at December 31, 2007: office buildings (49%), apartment buildings (14%), industrial properties (11%), retail facilities (9%), franchise properties (7%), parking facilities (2%) and other (8%). At December 31, 2007, investments were located in the Americas (48%), Europe (33%) and Asia (19%).

(b)
Assets were classified as held for sale on the date a decision was made to dispose of them through sale, securitization or other means. Such assets consisted primarily of real estate properties and credit card receivables, and were accounted for at the lower of carrying amount or estimated fair value less costs to sell. These amounts are net of valuation allowances of $153 million and $3 million at December 31, 2007 and 2006, respectively.

(c)
The fair value of and unrealized loss on those investments in a continuous loss position for less than 12 months at December 31, 2007, were $543 million and $93 million, respectively, which included $282 million fair value and $15 million unrealized losses related to our investment in FGIC Corporation (FGIC) preferred stock and $36 million fair value and $29 million unrealized losses related to our investment in FGIC common stock. The fair value of and unrealized loss on those investments in a continuous loss position for 12 months or more at December 31, 2007, were $14 million and $7 million, respectively. The fair value of and unrealized loss on those investments in a continuous loss position for less than 12 months at December 31, 2006, were $111 million and $26 million, respectively. The fair value of and unrealized loss on those investments in a continuous loss position for 12 months or more at December 31, 2006, were $37 million and $8 million, respectively.

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Note 11. Borrowings

Short-Term Borrowings

	2007			2006
		Average			Average
December 31 (Dollars in millions)	Amount	rate	(a)	Amount	rate	(a)

Commercial paper
U.S.
Unsecured	$66,717	4.69%		$60,141	5.37%
Asset-backed(b)	4,775	4.94		6,430	5.35
Non-U.S.	28,711	4.99		26,329	4.38
Current portion of long-term debt(c)	56,301	5.01		44,515	4.86
Bank deposits(d)	11,486	3.04		9,731	3.50
GE Interest Plus notes(e)	9,590	5.23		9,161	5.43
Other	9,189			12,586
Total	$186,769			$168,893

(a)
Based on year-end balances and year-end local currency interest rates. Current portion of long-term debt included the effects of related interest rate and currency swaps, if any, directly associated with the original debt issuance.

(b)	Entirely obligations of consolidated, liquidating securitization entities. See note 6.
(c)	Included $1,106 million of asset-backed, liquidating securitization entities at December 31, 2007 and none at December 31, 2006.
(d)	Included $10,789 million and $9,731 million of deposits in non-U.S. banks at December 31, 2007 and 2006, respectively.
(e)	Entirely variable denomination floating rate demand notes.

Long-Term Borrowings

	2007
	Average
December 31 (Dollars in millions)	rate	(a)	Maturities	2007	2006

Senior notes
Unsecured(b)	5.23%		2009-2055	$284,125	$240,092
Asset-backed(c)	5.13		2009-2035	5,528	5,810
Extendible notes	5.10		2009-2012	8,500	6,000
Subordinated notes(d)(e)	6.04		2009-2067	11,078	4,902
Total				$309,231	$256,804

(a)	Based on year-end balances and year-end local currency interest rates, including the effects of related interest rate and currency swaps, if any, directly associated with the original debt issuance.
(b)	Included borrowings from GECS affiliates of $874 million and $3,226 million at December 31, 2007 and 2006, respectively.
(c)	Included $3,410 million and $4,684 million of asset-backed senior notes, issued by consolidated, liquidating securitization entities at December 31, 2007 and 2006, respectively. See note 6.
(d)	Included $450 million of subordinated notes guaranteed by GE at December 31, 2007 and 2006.
(e)	Included $8,064 million and $2,019 million of subordinated debentures receiving rating agency equity credit at December 31, 2007 and 2006, respectively.

Our borrowings are addressed below from the perspectives of liquidity, interest rate and currency risk management. Additional information about borrowings and associated swaps can be found in note 18.

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Liquidity is affected by debt maturities and our ability to repay or refinance such debt. Long-term debt maturities, including borrowings from GE, over the next five years follow.

(In millions)

2008		2009		2010	2011	2012

$56,301	(a)	$63,538	(b)	$54,540	$32,235	$39,507

(a)	Fixed and floating rate notes of $793 million contain put options with exercise dates in 2008, and which have final maturity dates in 2009 ($100 million) and beyond 2012 ($693 million).
(b)	Floating rate extendible notes of $6,500 million are due in 2009, but are extendible at the option of the investors to a final maturity in 2011 ($4,000 million) and 2012 ($2,500 million).

Committed credit lines totaling $64.8 billion had been extended to us by 72 banks at year-end 2007. Availability of these lines is shared between GE and GECC with $15.0 billion and $64.8 billion available to GE and GECC, respectively. Our lines include $37.2 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. The remaining $27.6 billion are 364-day lines that contain a term-out feature that allows us to extend the borrowings for one year from the date of expiration of the lending agreement. We pay banks for credit facilities, but amounts were insignificant in each of the past three years.

Interest rate and currency risk is managed through the direct issuance of debt or use of derivatives. We take positions in view of anticipated behavior of assets, including prepayment behavior. We use a variety of instruments, including interest rate and currency swaps and currency forwards, to achieve our interest rate objectives.

The following table provides additional information about derivatives designated as hedges of borrowings in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

Derivative Fair Values by Activity/Instrument

December 31 (In millions)	2007	2006

Cash flow hedges	$497	$763
Fair value hedges	(75)	(147)
Total	$422	$616

Interest rate swaps	$(1,559)	$(860)
Currency swaps	1,981	1,476
Total	$422	$616

We regularly assess the effectiveness of all hedge positions where required using a variety of techniques, including cumulative dollar offset and regression analysis, depending on which method was selected at inception of the respective hedge. Adjustments related to fair value hedges decreased the carrying amount of debt outstanding at December 31, 2007, by $33 million. At December 31, 2007, the maximum term of derivative instruments that hedge forecasted transactions was 28 years and related to hedges of long-term, non-U.S. dollar denominated fixed rate debt. See note 18.

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Note 12. Investment Contracts, Insurance Liabilities and Insurance Annuity Benefits

December 31 (In millions)	2007	2006

Guaranteed investment contracts	$11,705	$11,870
Life insurance benefits	–	6
Unpaid claims and claims adjustment expenses	189	164
Unearned premiums	417	378
Total	$12,311	$12,418

When insurance affiliates cede insurance to third parties, they are not relieved of their primary obligation to policyholders. Losses on ceded risks give rise to claims for recovery; we establish allowances for probable losses on such receivables from reinsurers as required.

We recognize reinsurance recoveries as a reduction of the Statement of Earnings caption “Investment contracts, insurance losses and insurance annuity benefits.” We had no reinsurance recoveries for the years ended December 31, 2007, 2006 and 2005.

Note 13. Income Taxes

The provision for income taxes is summarized in the following table.

(In millions)	2007	2006	2005

Current tax expense	$1,017	$646	$2,599
Deferred tax expense (benefit) from temporary differences	(278)	519	(1,627)
	$739	$1,165	$972

We are included in the consolidated U.S. federal income tax return which GE Company files. The provision for current tax expense includes our effect on the consolidated return.

U.S. earnings from continuing operations before income taxes were $66 million in 2007, $3,000 million in 2006 and $2,618 million in 2005. The corresponding amounts for non-U.S.-based operations were $12,619 million in 2007, $8,260 million in 2006 and $6,782 million in 2005.

Current tax expense includes amounts applicable to U.S. federal income taxes of $(791) million, $(26) million and $1,151 million in 2007, 2006 and 2005, respectively, and amounts applicable to non-U.S. jurisdictions of $1,600 million, $530 million and $1,249 million in 2007, 2006 and 2005, respectively. Deferred taxes related to U.S. federal income taxes were expenses of $81 million and $320 million in 2007 and 2006, respectively, and a benefit of $(976) million in 2005.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

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Our businesses are subject to a wide variety of U.S. federal, state and foreign tax laws and regulations. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. For example, GE’s effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate. A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with foreign banks and other foreign financial institutions in global markets. This provision, which is scheduled to expire at the end of 2008, has been scheduled to expire on four previous occasions, and each time it has been extended by Congress. If this provision is not extended, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets. If this provision were not extended, we expect our effective tax rate to increase after 2010.

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. These earnings relate to ongoing operations and, at December 31, 2007, were approximately $40 billion. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of non-U.S. affiliates and associated companies when we plan to remit those earnings.

As discussed in note 1, on January 1, 2007, we adopted a new accounting standard, FIN 48, Accounting for Uncertainty in Income Taxes, which had no effect on retained earnings.

Annually, GE files over 6,500 income tax returns in over 250 global taxing jurisdictions, a substantial portion of which include our activities. We are under examination or engaged in tax litigation in many of these jurisdictions. During 2007, the IRS completed the audit of our consolidated U.S. income tax returns for 2000-2002. The IRS is currently auditing our consolidated U.S. income tax returns for 2003-2005. In addition, certain other U.S. tax deficiency issues and refund claims for previous years remain unresolved. It is reasonably possible that 2003-2005 U.S. audit cycle will be completed during the next 12 months, which could result in a decrease in our balance of “unrecognized tax benefits” – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in our financial statements. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties.

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The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months, were:

	At
(In millions)	12/31/07	1/1/07

Unrecognized tax benefits	$2,964	$2,835
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	1,540	1,740
Accrued interest on unrecognized tax benefits	548	620
Accrued penalties on unrecognized tax benefits	55	96
Reasonably possible reduction to the balance of unrecognized tax benefits in
succeeding 12 months	0-350	0-500
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-100	0-200

(a)	Some portion of such reduction might be reported as discontinued operations.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(In millions)	2007

Balance at January 1, 2007	$2,835
Additions for tax positions of the current year	71
Additions for tax positions of prior years	774
Reductions for tax positions of prior years	(399)
Settlements with tax authorities	(286)
Expiration of the statute of limitations	(31)
Balance at December 31, 2007	$2,964

We classify interest on tax deficiencies as interest expense; we classify income tax penalties as provision for income taxes. For the year ended December 31, 2007, $(72) million of interest expense and $(41) million of tax expense related to penalties were recognized in the statement of operations.

A reconciliation of the U.S. federal statutory income tax rate to the actual income tax rate is provided below.

Reconciliation of U.S. Federal Statutory Income Tax Rate to Actual Income Tax Rate

	2007	2006	2005

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from
Tax on global activities including exports	(22.8)	(21.8)	(23.7)
U.S. business credits	(1.6)	(2.3)	(2.9)
SES transaction	(4.3)	–	–
All other – net	(0.5)	(0.6)	1.9
	(29.2)	(24.7)	(24.7)
Actual income tax rate	5.8%	10.3%	10.3%

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Principal components of our net liability representing deferred income tax balances are as follows:

December 31 (In millions)	2007	2006

Assets
Allowance for losses	$1,595	$1,540
Non-U.S. loss carryforwards(a)	804	568
Cash flow hedges	474	46
Other – net	5,622	5,303
Total deferred income tax assets	8,495	7,457

Liabilities
Financing leases	6,798	7,845
Operating leases	4,504	4,326
Intangible assets	1,343	1,211
Other – net	3,833	5,475
Total deferred income tax liabilities	16,478	18,857

Net deferred income tax liability	$7,983	$11,400

(a)
Net of valuation allowances of $196 million and $142 million for 2007 and 2006, respectively. Of the net deferred tax asset as of December 31, 2007, of $804 million, $16 million relates to net operating loss carryforwards that expire in various years ending from December 31, 2008, through December 31, 2010, $24 million relates to net operating losses that expire in various years ending from December 31, 2011, through December 31, 2022, and $764 million relates to net operating loss carryforwards that may be carried forward indefinitely.

Note 14. Minority Interest in Equity of Consolidated Affiliates

Minority interest in equity of consolidated affiliates includes common shares in consolidated affiliates and preferred stock issued by our affiliates. Preferred shares that we are required to redeem at a specified or determinable date are classified as liabilities. The balance is summarized as follows:

December 31 (In millions)	2007	2006

Minority interest in consolidated affiliates(a)	$1,376	$770
Minority interest in preferred stock(b)	231	1,232
	$1,607	$2,002

(a)	Included minority interest in partnerships and common shares of consolidated affiliates.
(b)
The preferred stock primarily pays cumulative dividends at variable rates. Dividend rates in local currency on the preferred stock ranged from 3.88% to 5.52% during 2007 and 3.28% to 5.49% during 2006.

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Note 15. Shareowner’s Equity

(In millions)	2007	2006	2005

Common stock issued	$56	$56	$56

Accumulated nonowner changes other than earnings
Balance at January 1	$4,813	$2,573	$5,246
Investment securities – net of deferred taxes
of $(190), $75 and $(242)	(286)	154	(114)
Currency translation adjustments – net of deferred taxes
of $(1,427), $(1,506) and $695	2,572	2,629	(2,501)
Cash flow hedges – net of deferred taxes
of $(262), $78 and $330	(27)	590	550
Benefit plans – net of deferred taxes
of $68, $(29) and $1(a)	173	(12)	(23)
Reclassification adjustments
Investment securities – net of deferred taxes
of $(147), $(225) and $(63)	(220)	(417)	(116)
Currency translation adjustments	(13)	(163)	–
Cash flow hedges – net of deferred taxes
of $(96), $(69) and $(258)	(523)	(422)	(469)
Cumulative effect of change in accounting principle -
net of deferred taxes of $(58)	–	(119)	–
Balance at December 31(b)	$6,489	$4,813	$2,573

Additional paid-in capital
Balance at January 1	$14,088	$12,055	$14,539
Contributions(c)	84	2,103	43
Redemption of preferred stock(c)	–	(70)	(2,527)
Balance at December 31	$14,172	$14,088	$12,055

Retained earnings
Balance at January 1(d)	$37,551	$35,506	$34,194
Net earnings	9,815	10,386	9,926
Dividends(c)	(6,853)	(8,264)	(8,614)
Balance at December 31	$40,513	$37,628	$35,506

Total equity
Balance at December 31	$61,230	$56,585	$50,190

(a)	For 2007, included $148 million of gains (losses) arising during the year and $25 million of amortization of gains (losses) – net of deferred taxes of $54 million and $14 million, respectively.
(b)
At December 31, 2007, included additions of equity of $625 million related to hedges of our investments in subsidiaries that have functional currencies other than the U.S. dollar and reductions of $749 million related to cash flow hedges of forecasted transactions, of which we expect to transfer $126 million to earnings as an expense in 2008 along with the earnings effects of the related forecasted transaction.

(c)	Total dividends and other transactions with shareowner reduced equity by $6,769 million in 2007, $6,231 million in 2006 and $11,101 million in 2005.
(d)	2007 opening balance change reflects cumulative effect of change in accounting principle of $(77) million related to adoption of FSP FAS 13-2.

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All common stock is owned by GE Capital Services, all of the common stock of which is in turn owned, directly or indirectly by GE Company. At December 31, 2007, we had 26,000 shares of variable cumulative preferred stock held in treasury.

Certain of our consolidated affiliates are restricted from remitting certain funds to us in the form of dividends or loans by a variety of regulations or statutory requirements. At December 31, 2007, restricted net assets of these affiliates amounted to $17.6 billion.

At December 31, 2007 and 2006, the aggregate statutory capital and surplus of the insurance activities totaled $0.6 billion and $0.5 billion, respectively. Accounting practices prescribed by statutory authorities are used in preparing statutory statements.

Note 16. Supplemental Cash Flows Information

Changes in operating assets and liabilities are net of acquisitions and dispositions of principal businesses.

Amounts reported in the “Payments for principal businesses purchased” line in the Statement of Cash Flows is net of cash acquired and included debt assumed and immediately repaid in acquisitions. Amounts reported in the “All other operating activities” line in the Statement of Cash Flows consists primarily of adjustments to current and noncurrent accruals and deferrals of costs and expenses, adjustments for gains and losses on assets, increases and decreases in assets held for sale and adjustments to assets.

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Certain supplemental information related to our cash flows is shown below.

December 31 (In millions)	2007	2006	2005

All other operating activities
Net change in other assets	$(1,608)	$(1,936)	$(759)
Amortization of intangible assets	773	521	379
Realized gains on sale of investment securities	(367)	(113)	(186)
Other	951	2,250	2,762
	$(251)	$722	$2,196

Net increase in financing receivables
Increase in loans to customers	$(391,662)	$(362,873)	$(310,066)
Principal collections from customers – loans	304,402	290,205	262,314
Investment in equipment for financing leases	(26,536)	(25,667)	(23,480)
Principal collections from customers – financing leases	21,230	18,265	21,509
Net change in credit card receivables	(38,405)	(25,787)	(21,366)
Sales of financing receivables	86,399	67,471	54,144
	$(44,572)	$(38,386)	$(16,945)

All other investing activities
Purchases of securities by insurance activities	$(10,185)	$(8,762)	$(5,955)
Dispositions and maturities of securities by insurance activities	10,255	8,302	6,204
Other assets – investments	(10,284)	(4,938)	(2,219)
Other	8,185	(8,845)	4,279
	$(2,029)	$(14,243)	$2,309

Newly issued debt having maturities longer than 90 days
Short-term (91 to 365 days)	$1,226	$1,237	$4,675
Long-term (longer than one year)	90,799	87,790	60,962
Proceeds – nonrecourse, leveraged lease	24	1,015	203
	$92,049	$90,042	$65,840

Repayments and other reductions of debt having maturities
longer than 90 days
Short-term (91 to 365 days)	$(43,902)	$(42,251)	$(38,076)
Long-term (longer than one year)	(7,651)	(5,277)	(9,913)
Principal payments – nonrecourse, leveraged lease	(1,109)	(1,404)	(830)
	$(52,662)	$(48,932)	$(48,819)

All other financing activities
Proceeds from sales of investment contracts	$12,611	$16,392	$15,837
Redemption of investment contracts	(13,036)	(16,350)	(15,861)
Redemption of preferred stock	–	(70)	(2,530)
Capital contribution from GECS	17	1,946	–
	$(408)	$1,918	$(2,554)

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Note 17. Operating Segments

Revenues

	Total revenues			Intersegment revenues(a)			External revenues
(In millions)	2007	2006	2005	2007	2006	2005	2007	2006	2005

CLL(b)	$26,384	$25,075	$23,163	$74	$116	$114	$26,310	$24,959	$23,049
Real Estate	6,950	4,968	3,478	5	14	24	6,945	4,954	3,454
GE Money	24,769	19,508	16,754	–	24	35	24,769	19,484	16,719
GECAS	4,835	4,348	3,719	–	6	–	4,835	4,342	3,719
Energy Financial Services	2,400	1,654	1,339	–	–	–	2,400	1,654	1,339
GECC corporate items
and eliminations	1,661	1,929	2,608	(79)	(160)	(173)	1,740	2,089	2,781
Total	$66,999	$57,482	$51,061	$–	$–	$–	$66,999	$57,482	$51,061

(a)	Sales from one component to another generally are priced at equivalent commercial selling prices.
(b)	During the fourth quarter of 2007, we transferred the Equipment Services business from the previous GE Industrial Products segment to the CLL segment.

Revenues from customers located in the United States were $30,810 million, $29,582 million and $25,621 million in 2007, 2006 and 2005, respectively. Revenues from customers located outside the United States were $36,189 million, $27,900 million and $25,440 million in 2007, 2006 and 2005, respectively.

	Depreciation and amortization For the years ended December 31			Provision for income taxes
(In millions)	2007	2006	2005	2007	2006	2005

CLL	$6,079	$4,723	$4,462	$(92)	$487	$644
Real Estate	709	397	46	250	296	217
GE Money	477	380	326	514	391	401
GECAS	1,489	1,383	1,401	61	(59)	(393)
Energy Financial Services	78	38	38	184	220	168
GECC corporate items and eliminations	20	35	25	(178)	(170)	(65)
Total	$8,852	$6,956	$6,298	$739	$1,165	$972

	Interest on loans(a)			Interest expense(b)
(In millions)	2007	2006	2005	2007	2006	2005

CLL	$6,489	$5,865	$4,863	$8,431	$6,604	$5,067
Real Estate	1,802	1,296	1,019	2,669	1,630	1,222
GE Money	14,300	12,049	10,770	8,906	6,567	5,230
GECAS	502	507	382	1,706	1,549	1,331
Energy Financial Services	246	171	154	694	597	452
GECC corporate items and eliminations	230	319	391	(126)	567	508
Total	$23,569	$20,207	$17,579	$22,280	$17,514	$13,810

(a)	Represents one component of Revenues from services, see note 3.
(b)	Represents total interest expense, see Statement of Earnings.

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	Assets(a)(b) At December 31			Property, plant and equipment additions(c) For the years ended December 31
(In millions)	2007	2006	2005	2007	2006	2005

CLL	$226,434	$201,576	$169,954	$12,812	$10,614	$8,233
Real Estate	79,006	53,495	35,103	26	19	138
GE Money	209,278	178,396	147,268	182	222	154
GECAS	46,970	46,655	42,552	3,327	3,382	2,894
Energy Financial Services	18,653	15,215	12,515	1,273	(7)	(20)
GECC corporate items and eliminations	40,391	48,918	67,867	8	54	13
Total	$620,732	$544,255	$475,259	$17,628	$14,284	$11,412

(a)	Assets of discontinued operations are included in GECC corporate items and eliminations for all periods presented.
(b)
Total assets of the CLL, GE Money, GECAS and Energy Financial Services operating segments at December 31, 2007, include investment in and advances to associated companies of $2,241 million, $11,115 million, $402 million and $3,520 million, respectively, which contributed approximately $234 million, $1,430 million, $57 million and $444 million, respectively, to segment pre-tax income for the year ended December 31, 2007. Aggregate summarized financial information for significant associated companies assuming a 100% ownership interest included: total assets of $132,946 million, primarily financing receivables of $82,837 million; total liabilities of $116,565 million, primarily bank deposits of $63,511 million; revenues totaling $16,870 million; and net earnings totaling $3,298 million.

(c)	Additions to property, plant and equipment include amounts relating to principal businesses purchased.

Property, plant and equipment – net associated with operations based in the United States were $18,302 million, $17,792 million and $16,524 million at year-end 2007, 2006 and 2005, respectively. Property, plant and equipment – net associated with operations based outside the United States were $45,383 million, $40,094 million and $34,114 million at year-end 2007, 2006 and 2005, respectively.

Basis for presentation

Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described in note 1. Segment results include an allocation for a portion of corporate overhead costs, which include such items as employee compensation and benefits. Segment results reflect the discrete tax effect of transactions, but the intraperiod tax allocation is reflected outside of the segment unless otherwise noted in segment results.

Effects of transactions between related companies are eliminated. As a wholly-owned subsidiary, GECC enters into various operating and financing arrangements with GE. These arrangements are on terms that are commercially reasonable but are related party transactions and therefore require the following disclosures. At December 31, 2007 and 2006, financing receivables included $6,164 million and $6,017 million, respectively, of receivables from GE customers. Other receivables included $4,093 million and $3,824 million, respectively, of receivables from GE. Property, plant and equipment included $1,198 million and $1,470 million, respectively, of property, plant and equipment leased to GE, net of accumulated depreciation. Borrowings included $2,363 million and $3,703 million, respectively, of amounts held by GE.

Details of segment profit by operating segment can be found in the Summary of Operating Segments table on page 13 of this report.

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Note 18. Financial Instruments

	2007				2006
			Assets (liabilities)				Assets (liabilities)
December 31 (In millions)	Notional amount		Carrying amount (net)	Estimated fair value	Notional amount		Carrying amount (net)	Estimated fair value
Assets
Loans	$	(a)	$304,951	$302,694	$	(a)	$254,685	$254,163
Other commercial and
residential mortgages
held for sale		(a)	3,716	3,716		(a)	1,568	1,568
Loans held for sale		(a)	3,808	3,809		(a)	3,498	3,498
Other financial instruments(b)		(a)	2,761	3,146		(a)	2,411	2,855
Liabilities
Borrowings(c)(d)		(a)	(496,000)	(498,622)		(a)	(425,697)	(431,498)
Guaranteed investment
contracts		(a)	(11,705)	(11,630)		(a)	(11,870)	(11,756)
Insurance – credit life(e)		1,355	(39)	(27)		2,474	(75)	(55)

(a)	These financial instruments do not have notional amounts.
(b)	Principally cost method investments.
(c)	Included effects of interest rate and cross-currency derivatives.
(d)	See note 11.
(e)	Net of reinsurance of $2,800 million and $800 million at December 31, 2007 and 2006, respectively.

Assets and liabilities not carried at fair value in our Statement of Financial Position are discussed below. Apart from certain of our borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using financial models. Realization of the fair value of these instruments depends upon market forces beyond our control, including marketplace liquidity. Therefore, the disclosed fair values may not be indicative of net realizable value or reflect future fair values.

A description of how we estimate fair values follows.

Loans

Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates at which similar loans would have been made to similar borrowers.

Borrowings

Based on discounted future cash flows using current market rates which are comparable to market quotes.

Guaranteed investment contracts

Based on present value of future cash flows, discounted using current benchmark interest rates.

All other instruments

Based on comparable market transactions, discounted future cash flows, quoted market prices, and/or estimates of the cost to terminate or otherwise settle obligations. The fair values of our cost method investments that are not exchange traded represent our best estimates of amounts we could have received other than on a forced or liquidation basis.

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Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the above disclosures; such items include cash and equivalents, investment securities and derivative financial instruments.

Additional information about certain categories in the table above follows.

Insurance – credit life

Certain insurance affiliates, primarily in GE Money, issue credit life insurance designed to pay the balance due on a loan if the borrower dies before the loan is repaid. As part of our overall risk management process, we cede to third parties a portion of this associated risk, but are not relieved of our primary obligation to policyholders.

Loan Commitments

	Notional amount
December 31 (In millions)	2007	2006

Ordinary course of business lending commitments(a)	$10,642	$8,176
Unused revolving credit lines(b)
Commercial	24,916	25,116
Consumer – principally credit cards	450,784	472,876

(a)	Excluded investment commitments of $4,864 million and $2,968 million as of December 31, 2007 and 2006, respectively.
(b)	Excluded inventory financing arrangements, which may be withdrawn at our option, of $16,023 million and $13,030 million as of December 31, 2007 and 2006, respectively.

Derivatives and hedging

We conduct our business activities in diverse markets around the world, including countries where obtaining local funding is sometimes inefficient. The nature of our activities exposes us to changes in interest rates and currency exchange rates. We manage such risks using various techniques including debt whose terms correspond to terms of the funded assets, as well as combinations of debt and derivatives that achieve our objectives. We also are exposed to various commodity price risks and address certain of these risks with commodity contracts. We value derivatives that are not exchange-traded with internal market-based valuation models. When necessary, we also obtain information from our derivative counterparties to validate our models and to value the few products that our internal models do not address.

We use interest rate swaps, currency derivatives and commodity derivatives to reduce the variability of expected future cash flows associated with variable rate borrowings and commercial purchase and sale transactions, including commodities. We use interest rate swaps, currency swaps and interest rate and currency forwards to hedge the fair value effects of interest rate and currency exchange rate changes on local and non-functional currency denominated fixed-rate borrowings and certain types of fixed-rate assets. We use currency swaps and forwards to protect our net investments in global operations conducted in non-U.S. dollar currencies. We intend all of these positions to qualify as hedges and to be accounted for as hedges.

We use swaps, futures and option contracts, including caps, floors and collars, as economic hedges of changes in interest rates, currency exchange rates and equity prices on certain types of assets and liabilities. We sometimes use credit default swaps to economically hedge the credit risk of various counterparties with which we have entered into loan or leasing arrangements. We occasionally obtain equity warrants as part of sourcing or financing transactions. Although these instruments are derivatives, their economic risks are similar to, and managed

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on the same basis as, risks of other equity instruments we hold. These instruments are marked to market through earnings.

Earnings effects of derivatives designated as hedges

At December 31, 2007, approximately 53% of our total interest rate swaps designated as hedges were exempt from ongoing tests of effectiveness. The following table provides information about the earnings effects of derivatives designated and qualifying as hedges, but not qualifying for the assumption of no ineffectiveness.

Pre-tax Gains (Losses)

December 31 (In millions)	2007	2006	2005

Cash flow hedges
Ineffectiveness	$(3)	$10	$(27)
Amounts excluded from the measure of effectiveness	(17)	(16)	(5)

Fair value hedges
Ineffectiveness	7	(47)	4
Amounts excluded from the measure of effectiveness	(13)	33	(8)

Additional information regarding the use of derivatives is provided in note 11 and note 15.

Counterparty credit risk

We manage counterparty credit risk, the risk that counterparties will default and not make payments to us according to the terms of the agreements, on an individual counterparty basis. Thus, when a legal right of offset exists, we net certain exposures by counterparty and include the value of collateral to determine the amount of ensuing exposure. When net exposure to a counterparty, based on the current market values of agreements and collateral, exceeds credit exposure limits (see following table), we take action to reduce exposure. Such actions include prohibiting additional transactions with the counterparty, requiring collateral from the counterparty (as described below) and terminating or restructuring transactions.

Swaps are required to be executed under master agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-. In certain cases we have entered into collateral arrangements that provide us with the right to hold collateral (cash or U.S. Treasury or other highly-rated securities) when the current market value of derivative contracts exceeds a specified limit. We evaluate credit risk exposures and compliance with credit exposure limits net of such collateral.

Fair values of our derivatives assets and liabilities represent the replacement value of existing derivatives at market prices and can change significantly from period to period based on, among other factors, market movements and changes in our positions. At December 31, 2007, our exposure to counterparties, after consideration of netting arrangements and collateral, was about $1,700 million.

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Following is our policy relating to initial credit rating requirements and to exposure limits to counterparties.

Counterparty Credit Criteria

Credit rating
	Moody’s	S&P

Foreign exchange forwards and other derivatives less than one year	P-1	A-1
All derivatives between one and five years	Aa3(a)	AA-(a)
All derivatives greater than five years	Aaa(a)	AAA(a)

(a)	Counterparties that have an obligation to provide collateral to cover credit exposure in accordance with a credit support agreement must have a minimum A3/A- rating.

Exposure Limits

(In millions)

Minimum rating		Exposure(a)
Moody’s	S&P	With collateral arrangements	Without collateral arrangements

Aaa	AAA	$100	$75
Aa3	AA–	50	50
A3	A–	5	–

(a)	For derivatives with maturities less than one year, counterparties are permitted to have unsecured exposure up to $150 million with a minimum rating of A-1/P-1.

Note 19. Off-Balance Sheet Arrangements

We securitize financial assets in the ordinary course of business to improve shareowner returns. The securitization transactions we engage in are similar to those used by many financial institutions. Beyond improving returns, these securitization transactions serve as funding sources for a variety of diversified lending and securities transactions. Historically, we have used both GE-supported and third-party entities to execute off-balance sheet securitization transactions funded in the commercial paper and term bond markets. Assets in off-balance sheet securitization entities amounted to $50,266 million and $40,804 million at December 31, 2007 and 2006, respectively.

In a typical securitization transaction, we sell assets to a special purpose entity, which has obtained cash by issuing beneficial interests, usually debt, to third parties. These beneficial interests are credit enhanced, normally through over collateralization, but also with other forms of liquidity and credit support arrangements.

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Assets in off-balance sheet securitization entities comprise the following:

December 31 (In millions)	2007	2006

Receivables secured by
Equipment	$6,552	$7,568
Commercial real estate	7,721	6,306
Other assets	12,880	13,257
Credit card receivables	22,793	13,497
Trade receivables	320	176
Total securitized assets(a)(b)	$50,266	$40,804

(a)
At December 31, 2007 and 2006, liquidity support amounted to $1,266 million and $276 million, respectively. The December 31, 2006, amount is net of $1,936 million deferred beyond one year. Credit support amounted to $1,214 million and $2,240 million at December 31, 2007 and 2006, respectively.

(b)	Liabilities for recourse obligations related to off-balance sheet assets were $2 million and $15 million at December 31, 2007 and 2006, respectively.

Gross securitization gains amounted to $1,760 million in 2007, compared with $1,187 million in 2006 and $1,051 million in 2005.

Amounts recognized in our financial statements related to sales to off-balance sheet securitization entities are as follows:

December 31 (In millions)	2007	2006

Retained interests	$4,204	$2,431
Servicing assets	8	14
Servicing liabilities	(10)	(5)
Recourse liabilities	(2)	(15)
Total	$4,200	$2,425

•
Retained interests. When we securitize receivables, we determine fair value of retained interests based on discounted cash flow models that incorporate, among other things, assumptions about loan pool credit losses, prepayment speeds and discount rates. These assumptions are based on our experience, market trends and anticipated performance related to the particular assets securitized. We classify retained interests in securitized receivables as investment securities and mark them to fair value each reporting period, updating our models for current assumptions. These assets decrease as cash is received in payment. We recorded a loss in operations of $102 million in 2007 to reflect decreases in fair value on retained interests in accordance with SFAS 155, Accounting for Certain Hybrid Financial Instruments. When the carrying amounts of other retained interests exceed their fair value, we evaluate whether the unrealized loss is other than temporary and, if it is, record any indicated loss in operations. We recorded $18 million and $10 million of other than temporary losses in operations during 2007 and 2006, respectively.

•
Servicing. Following a securitization transaction, we also may provide servicing for a market-based fee based on remaining outstanding principal balances. Where the fee does not represent adequate compensation, a servicing asset or liability is recorded, as appropriate. Their value is subject to credit, prepayment and interest rate risk.

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•	Recourse liabilities. Certain transactions involve credit support agreements. As a result, we provide for expected credit losses at amounts that approximate fair value.

The following table summarizes data related to securitization sales that we completed during 2007 and 2006.

(Dollars in millions)	Equipment	Commercial real estate	Credit card receivables	Other assets

2007
Cash proceeds from securitization	$2,648	$3,245	$12,359	$2,400
Proceeds from collections
reinvested in new receivables	–	–	24,109	32,509
Cash received on retained interests	155	103	3,268	449
Cash received from servicing and
other sources	24	26	354	168
Weighted average lives (in months)	24	78	8	41

Assumptions as of sale date(a)
Discount rate	12.6%	12.8%	13.4%	12.0%
Prepayment rate(b)	11.7	6.8	11.0	14.5
Estimate of credit losses	0.8	0.4	6.8	1.4

2006
Cash proceeds from securitization	$2,784	$4,427	$5,251	$6,826
Proceeds from collections
reinvested in new receivables	–	–	16,360	30,584
Cash received on retained interests	236	73	2,307	341
Cash received from servicing and
other sources	45	26	219	113
Weighted average lives (in months)	23	75	7	36

Assumptions as of sale date(a)
Discount rate	8.3%	12.8%	12.0%	7.0%
Prepayment rate(b)	10.4	7.6	12.5	9.9
Estimate of credit losses	1.4	0.5	6.8	0.2

(a)	Based on weighted averages.
(b)	Represented a payment rate on credit card receivables.

Key assumptions used in measuring the fair value of retained interests in securitizations and the sensitivity of the current fair value of residual cash flows to changes in those assumptions related to all outstanding retained interests as of December 31, 2007 and 2006, are noted in the following table.

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(Dollars in millions)	Equipment	Commercial real estate	Credit card receivables	Other assets
2007
Discount rate(a)	12.8%	15.5%	14.8%	14.5%
Effect of
10% Adverse change	$(7)	$(19)	$(36)	$(5)
20% Adverse change	(13)	(37)	(72)	(9)
Prepayment rate(a)(b)	11.7%	3.5%	10.8%	16.2%
Effect of
10% Adverse change	$(2)	$(5)	$(80)	$(3)
20% Adverse change	(3)	(9)	(148)	(5)
Estimate of credit losses(a)	1.7%	1.1%	9.0%	0.5%
Effect of
10% Adverse change	$(5)	$(8)	$(110)	$(1)
20% Adverse change	(8)	(13)	(222)	(2)
Remaining weighted
average lives (in months)	22	55	8	26
Net credit losses	$36	$1	$941	$19
Delinquencies	51	12	1,514	4

2006
Discount rate(a)	8.9%	13.4%	11.2%	6.4%
Effect of
10% Adverse change	$(10)	$(18)	$(15)	$(5)
20% Adverse change	(21)	(33)	(30)	(10)
Prepayment rate(a)(b)	11.7%	3.2%	12.0%	12.7%
Effect of
10% Adverse change	$(5)	$(7)	$(59)	$(5)
20% Adverse change	(9)	(13)	(110)	(10)
Estimate of credit losses(a)	2.3%	0.9%	6.6%	0.2%
Effect of
10% Adverse change	$(7)	$(6)	$(48)	$(3)
20% Adverse change	(14)	(8)	(95)	(6)
Remaining weighted
average lives (in months)	31	52	8	18
Net credit losses	$58	$–	$576	$–
Delinquencies	121	13	741	12

(a)	Based on weighted averages.
(b)	Represented a payment rate on credit card receivables.

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Note 20. Commitments and Guarantees

Commitments, including guarantees

GECAS had placed multiple-year orders for various Boeing, Airbus and other aircraft with list prices approximating $20,046 million and secondary orders with airlines for used aircraft of approximately $910 million at December 31, 2007.

At December 31, 2007, we were committed under the following guarantee arrangements beyond those provided on behalf of securitization entities. See note 19.

•
Credit support. We have provided $7,117 million of credit support on behalf of certain customers or associated companies, predominantly joint ventures and partnerships, using arrangements such as standby letters of credit and performance guarantees. These arrangements enable these customers and associated companies to execute transactions or obtain desired financing arrangements with third parties. Should the customer or associated company fail to perform under the terms of the transaction or financing arrangement, we would be required to perform on their behalf. Under most such arrangements, our guarantee is secured, usually by the asset being purchased or financed, but possibly by certain other assets of the customer or associated company. The length of these credit support arrangements parallels the length of the related financing arrangements or transactions. The liability for such credit support was $42 million at December 31, 2007.

•
Indemnification agreements. These are agreements that require us to fund up to $364 million under residual value guarantees on a variety of leased equipment and $1,687 million of other indemnification commitments arising primarily from sales of businesses or assets. Under most of our residual value guarantees, our commitment is secured by the leased asset at termination of the lease. The liability for these indemnification agreements was $31 million at December 31, 2007.

•
Contingent consideration. These are agreements to provide additional consideration in a business combination to the seller if contractually specified conditions related to the acquired entity are achieved. At December 31, 2007, we had total maximum exposure for future estimated payments of $178 million, of which none was earned and payable.

Our guarantees are provided in the ordinary course of business. We underwrite these guarantees considering economic, liquidity and credit risk of the counterparty. We believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our financial position, results of operations or liquidity. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows. Any associated expected recoveries from third parties are recorded as other receivables; not netted against the liabilities.

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Note 21. Quarterly Information (Unaudited)

	First quarter		Second quarter		Third quarter		Fourth quarter
(In millions)	2007	2006	2007	2006	2007	2006	2007	2006

Total revenues	$15,701	$13,421	$16,008	$13,892	$17,015	$14,564	$18,275	$15,606
Earnings from continuing
operations before income
taxes	$3,163	$2,632	$2,904	$2,600	$3,193	$2,764	$3,425	$3,264
Benefit (provision) for
income taxes	(300)	(371)	(447)	(218)	15	(248)	(7)	(328)
Earnings from continuing
operations	2,863	2,261	2,457	2,382	3,208	2,516	3,418	2,936
Earnings (loss) from
discontinued operations,
net of taxes	(384)	211	(249)	12	(1,367)	22	(131)	46
Net earnings	$2,479	$2,472	$2,208	$2,394	$1,841	$2,538	$3,287	$2,982

Note 22. Subsequent Event

On February 4, 2008, we acquired most of Merrill Lynch and Co., Inc.’s wholly-owned middle-market commercial finance business, Merrill Lynch Capital. This acquisition of over $12 billion in assets expands our CLL and Real Estate businesses, and was primarily funded through our issuance of debt in the first quarter of 2008.

Note 23. Immaterial Corection

As previously reported in our second quarter 2008 Form 10-Q, during the course of an internal review in connection with our ongoing U.S. Securities and Exchange Commission (SEC) investigation, we identified an immaterial item with respect to the Statement of Cash Flows that we have corrected from amounts in a previous filing. This item relates to an error in classification within investing activities. This error had no effect on our total cash or cash equivalents, nor did it affect our financial position or results of operations. The effects of this immaterial correction for the Statement of Cash Flows for the year ended December 31, 2007 follows.

Corrected amounts for the Condensed Statement of Cash Flows for the six months ended June 30, 2007 follow. As reported amounts reflect the GE Money Japan, WMC and insurance-related businesses as discontinued operations.

The second quarter 2007 Form 10-Q misclassified $884 million of credit card receivables as loans within the investing activities section of the Condensed Statement of Cash Flows. As a result, increase in loans to customers reported as $(163,339) million was adjusted to $(162,455) million; net change in credit card receivables reported as $5,490 million was adjusted to $4,606 million. As this was a reclassification within the investing activities section of the Condensed Statement of Cash Flows, there was no change to total cash used for investing activities – continuing operations and to total cash and equivalents of continuing operations.

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